Exhibit 2.1

(Draft of 6/18/04)

STOCK PURCHASE AGREEMENT

AMONGST

PRECIS, INC.

PRECIS-ACCESS ACQUISITION, INC.

AND

NATIONAL CENTER FOR EMPLOYMENT OF THE DISABLED

ACCESS HEALTHSOURCE, INC.

ACCESS ADMINISTRATORS, INC.

ACCESS HEALTHSOURCE ADMINISTRATORS, INC.

AND

ADVANTAGE CARE NETWORK, INC.

DATED: JUNE 18, 2004

STOCK PURCHASE AGREEMENT

TABLE OF CONTENTS

ARTICLE I – SALE AND PURCHASE OF STOCK
1.1 Sale and Purchase of Company Stock
1.2 Purchase Price of the Company Stock
1.2.1 Payment and Delivery at Closing
1.2.1.1 Cash Payment
1.2.1.2 Common Stock Share Delivery
1.2.1.3 Closing Payment and Delivery Adjustments
1.2.1.3.1 2003 EBITDA Shortfall Adjustment
1.2.1.3.2 Working Capital Shortfall Adjustment
1.2.1.3.3 EBITDA and Working Capital Defined
1.2.2 Installment Payments and Deliveries Applicable to First Year
1.2.2.1 First Accounting Period Installment
1.2.2.2 Second Accounting Period Installment
1.2.2.3 Third Accounting Period Installment
1.2.2.4 Fourth Accounting Period Installment
1.2.2.5 First Year-End Correcting Adjustment
1.2.3 Installment Payments and Deliveries Applicable to the Second Year
1.2.3.1 Fifth Accounting Period Installment
1.2.3.2 Sixth Accounting Period Installment
1.2.3.3 Seventh Accounting Period Installment
1.2.3.4 Eighth Accounting Period Installment
1.2.3.5 First Year Base EBITDA Defined
1.2.3.6 Second Year-End Correcting Adjustment
1.2.4 Installment Payments and Deliveries During the Third Year
1.2.4.1 Ninth Accounting Period Installment
1.2.4.2 Tenth Accounting Period Installment
1.2.4.3 Eleventh Accounting Period Installment
1.2.4.4 Twelfth Accounting Period Installment
1.2.4.5 Second Year Base EBITDA Defined
1.2.4.6 Third Year Correcting Adjustment
1.2.5 Value and Limitation on Number of Common Stock Shares
1.2.6 Escrow of Common Stock Shares
1.2.7 All Cash Installment Option
1.2.7.1 Change of Control Event and Election
1.2.7.2 Effect on Correcting Payments and Deliveries
1.2.7.3 Definition of Change of Control Event
1.3 Assumption of Liabilities
1.4 Registration Rights Agreement
1.5 Employment Agreement
1.6 Stock Option Grants
1.7 Management Services Agreement
1.8 Stock Pledge and Security Agreement
1.9 Escrow Agreement
1.10 Deliveries and Exchanges
1.10.1 Parent’s Deliveries

i

1.10.1.1 Cash Payments and Common Stock Delivery
1.10.1.2 Assumption Agreement
1.10.1.3 Registration Rights Agreement
1.10.1.4 Employment Agreement
1.10.1.5 Stock Option Agreements
1.10.1.6 Management Services Agreement
1.10.1.7 Stock Pledge and Security Agreement
1.10.1.8 Escrow Agreement
1.10.1.9 Quarterly Installments
1.10.2 The Company Shareholder Deliveries
1.10.2.1 AAI, AHA, ACNI and AHI Stock
1.10.2.2 Assumption Agreement
1.10.2.3 Registration Rights Agreements
1.10.2.4 Employment Agreement
1.10.2.5 Stock Option Agreements
1.10.2.6 Management Services Agreement
1.10.2.7 Stock Pledge and Security Agreement
1.10.2.8 Escrow Agreement
1.10.2.9 Good Standing Certificates
1.10.2.10 License Bring-Down Certificates
1.10.2.11 Audited Financial Statements of AHI
1.11 The Closing and Closing Date

ARTICLE II – REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE COMPANY SHAREHOLDER
2.1 Corporate Organization
2.2 Capitalization; Preemptive Rights.
2.2.1 Capitalization
2.2.2 Preemptive Rights
2.3 Subsidiaries
2.4 No Commitments to Issue Capital Stock.
2.5 Authorization; Execution and Delivery.
2.6 Governmental Approvals and Filings.
2.7 No Conflict
2.8 SEC Filings
2.9 Financial Statements; Absence of Undisclosed Liabilities; Receivables.
2.9.1 Financial Statements
2.9.2 Company Liabilities
2.9.3 Company Receivables
2.10 Certain Other Financial Representations.
2.11 Absence of Changes.
2.12 Tax Matters.
2.12.1 Tax Related Definitions
2.12.2 Tax Returns; Tax Payments
2.12.3 Other Tax Related Matters
2.13 Employment Related Matters
2.13.1 Employees; Employment Practices
2.13.2 Governmental Contracts
2.13.3 No Benefit Plan Liabilities
2.13.4 Employment Contracts

2.14 Benefit Plans
2.14.1 Related Definitions
2.14.2 Schedule of Plans, Affiliates, Liabilities, etc.
2.14.3 Deliveries of Related Plan Agreements, Documents, etc.
2.14.4 Other Plan Related Matters
2.15 Title to Properties
2.16 Compliance with Laws; Legal Proceedings
2.16.1 Legal Compliance
2.16.2 Legal Proceeding
2.17 Brokers
2.18 Intellectual Property
2.18.1 Ownership and Right to Use
2.18.2 Transferability
2.18.3 No Infringement
2.19 Insurance
2.20 Contracts; etc.
2.21 Permits, Authorizations, etc.
2.22 Environmental Matters.
2.22.1 Environmental Related Definitions
2.22.2 Compliance
2.22.3 No Environmental Releases
2.22.4 Superfund Responsible Party
2.23 Company Acquisitions.
2.24 Books and Records
2.25 Bank Accounts and Powers of Attorney
2.26 Certain Payments
2.27 Customers; Customer Relationships
2.28 Investment Intent
2.29 Accuracy of Representations, Warranties and Covenants

ARTICLE III – REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB
3.1 Corporate Organization
3.2 Capitalization; Preemptive Rights.
3.2.1 Parent Capitalization
3.2.2 No Assessment, Preemptive Rights
3.2.3 Obligations to Issued Common Stock
3.3 Subsidiaries
3.3.1 Parent Subsidiaries
3.3.2 Subsidiary Ownership
3.4 No Commitments to Issue Capital Stock.
3.5 Authorization; Execution and Delivery.
3.6 Governmental Approvals and Filings
3.7 No Conflict.
3.8 SEC Filings
3.9 Financial Statements; Absence of Undisclosed Liabilities.
3.9.1 Parent Financial Statements
3.9.2 No Undisclosed Liabilities
3.10 Certain Other Financial Representations
3.11 Absence of Changes.
3.12 Tax Matters.
3.12.1 Tax Returns; Tax Payments

3.12.2 Other Related Tax Matters
3.13 Employee Related Matters.
3.13.1 Employees; Employment Practices
3.13.2 Governmental Contracts
3.13.3 No Benefit Plan Liabilities
3.13.4 List of Employment Agreements
3.14 Benefit Plans
3.14.1 Related Definitions
3.14.2 Schedule of Plans, Affiliates, Liabilities, etc.
3.14.3 Deliveries of Related Plan Agreements, Documents, Etc.
3.14.4 Other Plan Related Matters
3.15 Title to Properties.
3.16 Compliance with Laws; Legal Proceedings.
3.16.1 Legal Compliance
3.16.2 Legal Proceedings
3.17 Brokers.
3.18 Intellectual Property
3.18.1 Ownership and Right to Use
3.18.2 Transferability
3.18.3 No Infringement
3.19 Insurance
3.20 Contracts, Etc.
3.21 Permits, Authorizations, Etc.
3.22 Environmental Matters
3.22.1 Compliance
3.22.2 No Environmental Releases
3.22.3 Superfund Responsible Party
3.23 Parent Acquisitions.
3.24 Books and Records.
3.25 Certain Payments.
3.26 Customers; Customer Relationships
3.27 Ownership of Acquisition Sub; No Prior Activities
3.28 Accuracy of Representations, Warranties and Covenants

ARTICLE IV – CONDUCT OF BUSINESS PENDING THE CLOSING
4.1 Conduct of Business by the Company Pending the Closing
4.2 Conduct of Business by Parent Pending the Closing

ARTICLE V – ADDITIONAL AGREEMENTS
5.1 Company Shareholder Approval
5.2 Access to Information; Confidentiality
5.3 Consents; Approvals
5.4 Agreements with Respect to Affiliates
5.5 Indemnifications by Company Shareholder
5.6 Indemnifications by Parent and Acquisition Sub
5.7 Set Off
5.8 Remedies
5.9 Limitation of Liability for Certain Misrepresentations or Breaches
5.9.1 Company Shareholder Liability Limitation
5.9.2 Order of Recovery of Indemnification
5.9.3 Parent and Acquisition Sub Liability Limitation

5.10 Method of Asserting Claims, Etc.
5.10.1 Notification; Defense
5.10.2 Counterclaim Notification
5.10.3 Access to Books and Records
5.11 Notification of Certain Matters
5.12 Further Action
5.13 Public Announcements
5.14 Conveyance Taxes
5.15 No Solicitation
5.16 Designation of Parent Common Stock
5.17 Non-Competition
5.17.1 Engaging in Competitive Activities and Solicitations
5.17.2 Judicially Imposed Limitations
5.17.3 Extension of Restrictive Period
5.17.4 No Allocation of Stock Purchase Price
5.17.5 Waiver of Restrictions
5.17.6 Injunctive Relief
5.18 Preparation of Balance Sheet for Working Capital Adjustment
5.19 Quarterly Statements of Income
5.19.1 Preparation and Acceptance of Quarterly Statements of Income
5.19.2 Corrective Adjustments in Quarterly Installment Payments and Deliveries
5.20 Additional Post-Closing Performances of Parent and Acquisition Sub
5.21 Additional Post-Closing Performances of the Company Shareholder

ARTICLE VI – CONDITIONS TO THE CLOSING
6.1 Conditions to Obligation of Each Party to Effect the Stock Purchase and Sale
6.1.1 Governmental Actions
6.1.2 Illegality
6.1.3 Designation
6.2 Additional Conditions to Obligations of Parent and Acquisition Sub
6.2.1 Representations and Warranties
6.2.3 Agreements and Covenants
6.2.4 Consents Obtained
6.2.5 Interim Results of Operations
6.2.6 Employment Agreement
6.2.7 Escrow Agreement
6.3 Additional Conditions to Obligations of the Company and the Company Shareholder
6.3.1 Representations and Warranties
6.3.2 Agreements and Covenants
6.3.3 Consents Obtained
6.3.4 Employment Agreement
6.3.5 Management Services Agreement
6.3.6 Escrow Agreement

ARTICLE VII – TERMINATION
7.1 Termination
7.2 Effect of Termination
7.3 Fees and Expenses
7.3.1 Each Party to Bear Own Expenses
7.3.2 Litigation Expenses

v

ARTICLE VIII – GENERAL PROVISIONS
8.1 Effectiveness of Representations, Warranties and Agreements
8.2 Notices
8.3 Certain Definitions
8.4 Amendment
8.5 Waiver
8.6 Headings; Construction
8.7 Severability
8.8 Entire Agreement
8.9 Assignment; Acquisition Sub
8.10 Parties in Interest
8.11 Failure or Indulgence Not Waiver; Remedies Cumulative
8.12 Governing Law
8.13 Counterparts
8.14 Wavier of Jury Trial
8.15 Jurisdiction; Service of Process

TABLE OF DEFINED TERMS

Term
2003 EBITDA
2003 EBITDA Shortfall
2004 Base EBITDA
AAI
AAI Stock
Accountant’s Statement of Income
Acquisition Sub
Affiliates
Affiliate Letter
Affiliate Agreement
Agreed Value
Agreement
Alternative Acquisition
Business Day
Claim Notice
Closing
Closing Date
Closing Date Working Capital
Closing Price
Company Disclosure Schedule
Combined Net Income
Common Stock
Company
Company Acquisition Agreements
Company Balance Sheet
Company Balance Sheet Date
Company Contracts
Company Financial Statements
Company Intellectual Property Rights
Company Other Benefit Obligation
Company Permits
Company Plan
Company Shareholder
Company Stock
Company Terminating Change
Company Third-Party Intellectual Property Rights
Company VEBA
Competitive Business
Control
Creditor Party
Debtor Party
EBITDA
Encumbrance
Environmental Claim
Environmental Law(s)
Environmental Permits
ERISA Affiliate
ERISA Affiliate
Exchange Act

Final Balance Sheet
Final Quarterly Combined Income Statement
First 2004 Accounting Period
First 2004 Accounting Period Excess EBITDA
First 2005 Accounting Period
First 2005 Accounting Period Excess EBITDA
Fourth 2004 Accounting Period
Fourth 2004 Accounting Period Excess EBITDA
Fourth 2005 Accounting Period
Fourth 2005 Accounting Period Excess EBITDA
GAAP
Governmental Licenses
Hazardous Substance(s)
Indemnified Party
Indemnifying Party
IRS
Multi-Employer Plan
ACNI
Notice Period
Other Benefit Obligations
Ordinary Course of Business
Parent
Parent Acquisition Agreements
Parent Balance Sheet
Parent Balance Sheet Date
Parent Contracts
Parent Disclosure Schedule
Parent Financial Statements
Parent Intellectual Property Rights
Parent Other Benefit Obligation
Parent Permits
Parent Plan
Parent SEC Reports
Parent Subsidiaries
Parent Terminating Change
Parent Third-Party Intellectual Property Rights
Parent VEBA
Parties
Party
PBGC
Pension Plan
Person
Plan
Plan Sponsor
Post-Closing Balance Sheet
Private Consents
Qualified Plan
Quarterly Combined Income Statement
Reference Period
Release
Rule 145

Second 2004 Accounting Period
Second 2004 Accounting Period Excess EBITDA
Second 2005 Accounting Period
Second 2005 Accounting Period Excess EBITDA
Securities Act
Stock Purchase and Sale
Stock Purchase Price
Subsidiary
Subsidiaries
Superfund
Tax
Tax Returns
Taxes
Terminating Breach
Terminating Change
Terminating Misrepresentation
Third 2004 Accounting Period
Third 2004 Accounting Period Excess EBITDA
Third 2005 Accounting Period
Third 2005 Accounting Period Excess EBITDA
Title IV Plans
Trading Day
VEBA
Welfare Plan
Working Capital
Working Capital Shortfall

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT, dated as of June 18, 2004 (this “Agreement”), is amongst PRECIS, INC., an Oklahoma corporation (“Parent”), PRECIS-ACCESS ACQUISITION, INC., a Texas corporation and a wholly-owned subsidiary of Parent (“Acquisition Sub”), ACCESS ADMINISTRATORS, INC., a Texas corporation (“AAI”), ACCESS HEALTHSOURCE ADMINISTRATORS, INC., a Texas corporation (“AHA”), ADVANTAGE CARE NETWORK, INC., a Delaware corporation (“ACNI”), and ACCESS HEALTHSOURCE, INC., a Texas corporation (“AHI” and jointly with AAI, ACNI and AHA referred to as the “Company”) and NATIONAL CENTER FOR EMPLOYMENT OF THE DISABLED, a Texas nonprofit corporation (“NCED” or the “Company Shareholder”).  Collectively, Parent, Acquisition Sub, AAI, AHA, ACNI, AHI and the Company Shareholder shall be referred to as the “Parties” or individually the “Party.”

RECITALS

1.  All of the issued and outstanding capital stock of AAI, AHA and ACNI is owned directly by AHI and all of the issued and outstanding capital stock of AHI is owned directly by the Company Shareholder.

2.  The Company Shareholder desires to sell and Parent and Acquisition Sub desire to purchase (the “Stock Purchase and Sale”), all of the issued and outstanding capital stock of AHI (the “Company Stock”).

3. Each of the Board of Directors of Parent, Acquisition Sub, Company Shareholder, AAI, AHA, ACNI and AHI has approved and adopted, and through their respective duly authorized officers, Parent, Acquisition Sub, Company Shareholder, AAI, AHA, ACNI and AHI have executed, this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Acquisition Sub, Company Shareholder, AAI, AHA, ACNI and AHI agree as follows:

ARTICLE I

SALE AND PURCHASE OF STOCK

1.1  Sale and Purchase of Company Stock.  Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties, covenants and agreements contained in this Agreement, the Company Shareholder hereby agrees to sell and Acquisition Sub hereby agrees to purchase, the Company Stock on the Closing Date (as defined in Section 1.11).

1.2  Purchase Price of the Company Stock.  The purchase price of the Company Stock (the “Stock Purchase Price”) shall be an amount not to exceed $9,350,000 that shall be payable in accordance with and subject to limitations and conditions set forth in this Section 1.2 as follows:

1.2.1 Payment and Delivery at Closing.  At Closing (as defined in Section 1.11), Parent and Acquisition Sub shall pay and deliver to the Company Shareholder the following:

1.2.1.1 Cash Payments.  The sum of $2,000,000 in immediately available funds, subject to adjustment as set forth in this Section 1.2.1; and

1.2.1.2 Common Stock Share Delivery.  Evidence of the number of shares of fully paid and non-assessable common stock, $.01 par value, of Parent (the “Common Stock”) having an aggregate Agreed Value (as defined below) on the Closing Date equal to $1,400,000, subject to adjustment as set forth in this Section 1.2.1.  Any resulting fractional share greater than .5 shall be rounded to a whole share or if the fractional share of .5 or less shall be eliminated.  The Common Stock will be delivered in accordance with the provision of Section 1.2.6.

1.2.1.3 Closing Payment and Delivery Adjustments.  The payment pursuant to Section 1.2.1.1 and delivery of Common Stock shares pursuant to Section 1.2.1.2 at Closing shall be reduced as follows:

1.2.1.3.1 2003 EBITDA Shortfall Adjustment.  In the event the EBITDA (as defined below) of AAI and ACNI , on a consolidated basis and for the year ended December 31, 2003 (the “2003 EBITDA”), shall be less than $656,149, the amount equal to $656,149 less the 2003 EBITDA (the “2003 EBITDA Shortfall”) shall reduce or eliminate (i) the number of shares of Common Stock deliverable to the Company Shareholder pursuant to Section 1.2.1.2 by that number of Common Stock shares having an aggregate Agreed Value (as defined below) equal to 259.0874938% of the 2003 EBITDA Shortfall and (ii) the required payment to the Company Shareholder pursuant to Section 1.2.1.1 on the basis of $2.590874938  for each $1.00 of the 2003 EBITDA Shortfall.  Any resulting fractional share greater than .5 shall be rounded to a whole share or if the fractional share of .5 or less shall be eliminated.

1.2.1.3.2 Working Capital Shortfall Adjustment.  In the event the Working Capital (as defined below) of AAI, AHA, ACNI and AHI, as reflected on the Final Balance Sheet (as defined in Section 5.18) as of the Closing (the “Closing Date Working Capital”), shall be less than $230,000, the amount equal to $230,000 less the Closing Date Working Capital (the “Working Capital Shortfall”) shall effectively reduce the required payment to the Company Shareholder pursuant to Section 1.2.1.1 by the amount equal the Working Capital Shortfall.

1.2.1.3.3 EBITDA and Working Capital Defined.  For purposes of this Agreement, “Working Capital” means the current assets less current liabilities of AAI, AHA, ACNI and AHI on a consolidated basis and as of the Closing determined in accordance with generally accepted accounting principles in effect from time to time within the United States, consistently applied (“GAAP”).  Furthermore, for purposes of this Agreement, “EBITDA” means for the applicable accounting period (the “Reference Period”) the consolidated earnings before interest, taxes, depreciation and amortization as defined and determined in accordance with GAAP of AAI, and ACNI (“Consolidated Earnings”) only including revenue and expenses that are considered part of the normal ongoing day-to-day business operations and not including any unusual or infrequently occurring gains and losses or any other gains and losses that are not part of the normal ongoing day-to-day business operations.

1.2.2 Installment Payments and Deliveries Applicable to First Year.  Parent and Acquisition Sub shall pay and deliver to the Company Shareholder the installment payments and deliverables applicable to the year ending December 31, 2004 (the “First Year”) as follows:

1.2.2.1  First Accounting Period Installment.  On the 30th day following the last day of the three-month period ended March 31, 2004 (the “First Accounting Period”), Parent and Acquisition Sub shall deliver to the Company Shareholder the Quarterly Combined Income Statement (as defined in Section 5.19) for the First Accounting Period:

(i) pay in immediately available funds an amount equal to 160.8108108% of EBITDA of AAI, AHA, ACNI and AHI, on a consolidated basis and for the First Accounting Period in excess of $162,500 (the excess referred to as the “First Accounting Period Excess EBITDA”); and

(ii) deliver that number of Common Stock shares having an aggregate Agreed Value (as defined below) on the last day of the First Accounting Period equal to 160.8108108%  of the First Accounting Period Excess EBITDA. Any resulting fractional share greater than .5 shall be rounded to a whole share or if the fractional share of .5 or less shall be eliminated.

The payment and delivery pursuant to this Section 1.2.2.1 shall be referred to as the “First Accounting Period Installment.”

1.2.2.2  Second Accounting Period Installment.  On the 30th day following the last day of the three-month period ended June 30, 2004 (the “Second Accounting Period”), Parent and Acquisition Sub shall deliver to the Company Shareholder the Quarterly Combined Income Statement (as defined in Section 5.19) for the Second Accounting Period:

(i) pay in immediately available funds an amount equal to 160.8108108% of EBITDA of AAI, AHA, ACNI and AHI, on a consolidated basis and for the First Accounting Period and Second Accounting Period in excess of $325,000 and then reduced by the First Accounting Period Excess EBITDA (the excess referred to as the “Second Accounting Period Excess EBITDA”); and

(ii) deliver that number of Common Stock shares having an aggregate Agreed Value on the last day of the Second 2004 Accounting Period equal to 160.8108108%  of the Second Accounting Period Excess EBITDA.  Any resulting fractional share greater than .5 shall be rounded to a whole share or if the fractional share of ..5 or less shall be eliminated.

The payment and delivery pursuant to this Section 1.2.2.2 shall be referred to as the “Second Accounting Period Installment.”

1.2.2.3  Third Accounting Period Installment.  On the 30th day following the last day of the three-month period ended September 30, 2004 (the “Third Accounting Period”), Parent and Acquisition Sub shall deliver to the Company Shareholder the Quarterly Combined Income Statement (as defined in Section 5.19) for the Third Accounting Period:

(i) pay in immediately available funds an amount equal to 160.8108108% of EBITDA of AAI, AHA, ACNI and AHI, on a consolidated basis and for the First Accounting Period, Second Accounting Period and Third Accounting Period in excess of $487,500 and then reduced by the First Accounting Period Excess EBITDA and Second Accounting Period Excess EBITDA (the excess referred to as the “Third Accounting Period Excess EBITDA”); and

(ii) deliver that number of Common Stock shares having an aggregate Agreed Value on the last day of the Third Accounting Period equal to 160.8108108%  of the Third Accounting Period Excess EBITDA.  Any resulting fractional share greater than .5 shall be rounded to a whole share or if the fractional share of .5 or less shall be eliminated.

The payment and delivery pursuant to this Section 1.2.2.3 shall be referred to as the “Third Accounting Period Installment.”

1.2.2.4 Fourth Accounting Period Installment.  On the later of (i) the 60th day following the last day of the three-month period ended December 31, 2004 (the “Fourth Accounting Period”) or (ii) receipt of audited consolidated financial statements of AAI, AHA, ACNI and AHI, Parent and Acquisition Sub shall deliver to the Company Shareholder the Quarterly Combined Income Statement (as defined in Section 5.19) for the Fourth Accounting Period:

(i) pay in immediately available funds an amount equal to 160.8108108% of EBITDA of AAI, AHA, ACNI and AHI, on a consolidated basis and for the First Accounting Period, Second Accounting Period, Third Accounting Period and Fourth Accounting Period in excess of $650,000 and then reduced by the First Accounting Period Excess EBITDA, Second Accounting Period Excess EBITDA and Third Accounting Period Excess EBITDA (the excess referred to as the “Fourth Accounting Period Excess EBITDA”); and

(ii) deliver that number of Common Stock shares having an aggregate Agreed Value on the last day of the Fourth Accounting Period equal to 160.8108108%  of the Fourth Accounting Period Excess EBITDA.  Any resulting fractional share greater than .5 shall be rounded to a whole share or if the fractional share of ..5 or less shall be eliminated.

The payment and delivery pursuant to this Section 1.2.2.4 shall be referred to as the “Fourth Accounting Period Installment.”

1.2.2.5  First Year-End Correcting Adjustment.  In the event the EBITDA of AAI, AHA, ACNI and AHI, on a consolidated basis and for the year ended December 31, 2004 (the “First Year EBITDA”) in excess of $650,000 shall be less than the aggregate sum of the First Accounting Period Excess EBITDA, the Second Accounting Period Excess EBITDA, and the Third Accounting Period Excess EBITDA (the “First Year EBITDA Shortfall”), the First Year EBITDA Shortfall shall reduce or eliminate

(i) the number of shares of Common Stock deliverable to the Company Shareholder pursuant to Section 1.2.3 by that number of Common Stock shares having an aggregate Agreed Value (as defined below and determined on the basis of Common Stock shares first earned being first returned) equal to 160.8108108%  of the First Year EBITDA Shortfall and

(ii) the payment or payments in immediately available funds required pursuant to Section 1.2.3 by an amount equal to 160.8108108%  of the First Year EBITDA Shortfall,

such reduction or elimination shall commence with the Fifth Accounting Period and continue until the First Year EBITDA Shortfall shall be fully offset against Fifth Accounting Period Excess EBITDA, Sixth Accounting Period Excess EBITDA, Seventh Accounting Period Excess EBITDA and Eighth Accounting Period Excess EBITDA (as defined below).  To the extent First Year EBITDA Shortfall shall be offset against Fifth Accounting Period Excess EBITDA, Sixth Accounting Period Excess EBITDA, Seventh Accounting Period Excess EBITDA and Eighth Accounting Period Excess EBITDA, the offset shall reduce the Fifth Accounting Period Excess EBITDA, Sixth Accounting Period Excess EBITDA, Seventh Accounting Period Excess EBITDA and Eighth Accounting Period Excess EBITDA for purposes of all payments and deliveries required of Parent and Acquisition Sub pursuant to Section 1.2.3.  Parent shall notify the Company Shareholder of the First Year EBITDA Shortfall, such notice shall be accompanied by a copy of the audited consolidated financial statements of the Company for the year ended December 31, 2004.

1.2.3 Installment Payments and Deliveries Applicable to the Second Year.  Parent and Acquisition Sub shall pay and deliver to the Company Shareholder the installment payments and deliverables applicable to the year ending December 31, 2005 (the “Second Year”) as follows:

1.2.3.1  Fifth Accounting Period Installment.  On the 30th day following the last day of the three-month period ended March 31, 2005 (the “Fifth Accounting Period”), Parent and Acquisition Sub shall deliver to the Company Shareholder the Quarterly Combined Income Statement (as defined in Section 5.19) for the Fifth Accounting Period and shall make the following payment and additional delivery to the Company Shareholder:

(i) pay in immediately available funds an amount equal to 160.8108108% of the EBITDA of AAI, AHA, ACNI and AHI, on a consolidated basis and for the Fifth Accounting Period in excess of the

First Year Base EBITDA (as defined below) (the excess referred to as the “Fifth Accounting Period Excess EBITDA”); and

(ii) deliver that number of Common Stock shares having an aggregate Agreed Value on the last day of the Fifth Accounting Period equal to 160.8108108% of the Fifth Accounting Period Excess EBITDA.  Any resulting fractional share greater than .5 shall be rounded to a whole share or if the fractional share of .5 or less shall be eliminated.

The payment and delivery pursuant to this Section 1.2.3.1 shall be referred to as the “Fifth Accounting Period Installment.”

1.2.3.2  Sixth Accounting Period Installment.  On the 30th day following the last day of the three-month period ended June 30, 2005 (the “Sixth Accounting Period”), Parent and Acquisition Sub shall deliver to the Company Shareholder the Quarterly Combined Income Statement (as defined in Section 5.19) for the Sixth Accounting Period:

(i) pay in immediately available funds an amount equal to 160.8108108% of EBITDA of AAI, AHA, ACNI and AHI, on a consolidated basis and for the Fifth Accounting Period and Sixth Accounting Period in excess of 200% of the First Year Base EBITDA and then reduced by the Fifth Accounting Period Excess EBITDA (the excess referred to as the “Sixth Accounting Period Excess EBITDA”); and

(ii) deliver that number of Common Stock shares having an aggregate Agreed Value on the last day of the Sixth Accounting Period equal to 160.8108108% of the Sixth Accounting Period Excess EBITDA.  Any resulting fractional share greater than .5 shall be rounded to a whole share or if the fractional share of .5 or less shall be eliminated.

The payment and delivery pursuant to this Section 1.2.3.2 shall be referred to as the “Sixth Accounting Period Installment.”

1.2.3.3 Seventh Accounting Period Installment.  On the 30th day following the last day of the three-month period ended September 30, 2005 (the “Seventh Accounting Period”), Parent and Acquisition Sub shall deliver to the Company Shareholder the Quarterly Combined Income Statement (as defined in Section 5.19) for the Seventh Accounting Period:

(i) pay in immediately available funds an amount equal to 160.8108108% of EBITDA of AAI, AHA, ACNI and AHI, on a consolidated basis and for the Fifth Accounting Period, Sixth Accounting Period and Seventh Accounting Period in excess of 300% of the First Year Base EBITDA and then reduced by the Fifth Accounting Period Excess EBITDA and Sixth Accounting Period Excess EBITDA (the excess referred to as the “Seventh Accounting Period Excess EBITDA”); and

(ii) deliver that number of Common Stock shares having an aggregate Agreed Value on the last day of the Seventh Accounting Period equal to 160.8108108% of the Seventh Accounting Period Excess EBITDA.  Any resulting fractional share greater than .5 shall be rounded to a whole share or if the fractional share of .5 or less shall be eliminated.

The payment and delivery pursuant to this Section 1.2.3.3 shall be referred to as the “Seventh Accounting Period Installment.”

1.2.3.4 Eighth Accounting Period Installment.  On the later of (i) the 60th day following the last day of the three-month period ended December 31, 2005 (the “Eighth Accounting Period”) or (ii) receipt of audited consolidated financial statements of AAI, AHA, ACNI and AHI, Parent and Acquisition Sub shall deliver to the Company Shareholder the Quarterly Combined Income Statement (as defined in Section 5.19) for the Eighth Accounting Period:

(i) pay in immediately available funds an amount equal to 160.8108108% of EBITDA of AAI, AHA, ACNI and AHI, on a consolidated basis and for the Fifth Accounting Period, the Sixth Accounting Period, the Seventh Accounting Period and the Eighth Accounting Period in excess of 400% of the First Year Base EBITDA and then reduced by the Fifth Accounting Period Excess EBITDA, Sixth Accounting Period Excess EBITDA and Seventh Accounting Period Excess EBITDA (the excess referred to as the “Eighth Accounting Period Excess EBITDA”); and

(ii) deliver that number of Common Stock shares having an aggregate Agreed Value on the last day of the Eighth Accounting Period equal to 160.8108108%  of the Eighth Accounting Period Excess EBITDA.  Any resulting fractional share greater than .5 shall be rounded to a whole share or if the fractional share of ..5 or less shall be eliminated.

The payment and delivery pursuant to this Section 1.2.3.4 shall be referred to as the “Eighth Accounting Period Installment.”

1.2.3.5 First Year Base EBITDA Defined.  For purposes of this Section 1.2.3, “First Year Base EBITDA” shall mean an amount equal to the greater of $162,500 or 25% of the EBITDA of AAI, AHA, ACNI and AHI, on a consolidated basis and for the First Year.

1.2.3.6 Second Year-End Correcting Adjustment.

(i) In the event the EBITDA of AAI, AHA, ACNI and AHI, on a consolidated basis and for the Second Year (the “Second Year EBITDA”) in excess of 400% of the First Year Base EBITDA shall be less than the aggregate sum of the Fifth Accounting Period Excess EBITDA, Sixth Accounting Period Excess EBITDA and Seventh

Accounting Period Excess EBITDA (the “Second Year EBITDA Shortfall”), the Company Shareholder shall

(a) return to Parent that number of Common Stock shares having an aggregate Agreed Value (determined on the basis of Common Stock shares first earned being first returned) equal to 160.8108108% of the Second Year EBITDA Shortfall and

(b) refund to Parent in immediately available funds an amount equal to 160.8108108% of the Second Year EBITDA Shortfall,

within 10 days following Parent’s notice to the Company Shareholder of the Second Year EBITDA Shortfall, such notice shall be accompanied by a copy of the audited consolidated financial statements of the Company for the Second Year.  Any return and refund by the Company Shareholder to Parent pursuant to this Section shall be deemed the return and refund of all or portion of each installment payment and delivery made pursuant to this Section 1.2.3 commencing with the Fifth Accounting Period Installment, then the Sixth Accounting Period Installment, then the Seventh Accounting Period Installment, and then followed by the Eighth Accounting Period Installment.

(ii) In the event the First Year EBITDA Shortfall shall not be fully offset against the Fifth Accounting Period Excess EBITDA, the Sixth Accounting Period Excess EBITDA, the Seventh Accounting Period Excess EBITDA and the Eighth Accounting Period Excess EBITDA, to the extent of the amount not fully offset against the Fifth Accounting Period Excess EBITDA, the Sixth Accounting Period Excess EBITDA, the Seventh Accounting Period Excess EBITDA and the Eighth Accounting Period Excess EBITDA (the “Unrecovered First Year EBITDA Shortfall”), the Company Shareholder shall

(a) return to Parent that number of Common Stock shares having an aggregate Agreed Value (determined on the basis of Common Stock shares first received or earned being first returned) equal to 160.8108108% of the Unrecovered First Year EBITDA Shortfall and

(b) refund to Parent in immediately available funds an amount equal to 160.8108108% of the Unrecovered First Year EBITDA Shortfall,

within 10 days following Parent’s notice to the Company Shareholder of the Unrecovered First Year EBITDA Shortfall.  Any return and refund by the Company Shareholder to Parent pursuant to this Section shall be deemed the return and refund of all or portion of each installment payment and delivery made pursuant to this Section 1.2.2 commencing with the First Accounting Period Installment, then the Second

Accounting Period Installment, then the Third Accounting Period Installment, and then followed by the Fourth Accounting Period Installment.

1.2.4  Installment Payments and Deliveries During the Third Year.  Parent and Acquisition Sub shall pay and deliver to the Company Shareholder the installment payments and deliverables applicable to the year ended on December 31, 2006 (the “Third Year”) as follows:

1.2.4.1 Ninth Accounting Period Installment.  On the 30th day following the last day of the three-month period ended March 31, 2006 (the “Ninth Accounting Period”), Parent and Acquisition Sub shall deliver to the Company Shareholder the Quarterly Combined Income Statement (as defined in Section 5.19) for the Ninth Accounting Period and shall make the following payment and additional delivery to the Company Shareholder:

(i) pay in immediately available funds an amount equal to 160.8108108% of the EBITDA of AAI, AHA, ACNI and AHI, on a consolidated basis and for the Ninth Accounting Period in excess of the Second Year Base EBITDA (as defined below) (the excess referred to as the “Ninth Accounting Period Excess EBITDA”); and

(ii) deliver that number of Common Stock shares having an aggregate Agreed Value on the last day of the Ninth Accounting Period equal to 160.8108108%  of the Ninth Accounting Period Excess EBITDA.  Any resulting fractional share greater than .5 shall be rounded to a whole share or if the fractional share of ..5 or less shall be eliminated.

The payment and delivery pursuant to this Section 1.2.4.1 shall be referred to as the “Ninth Accounting Period Installment.”

1.2.4.2 Tenth Accounting Period Installment.  On the 30th day following the last day of the three-month period ended June 30, 2006 (the “Tenth Accounting Period”), Parent and Acquisition Sub shall deliver to the Company Shareholder the Quarterly Combined Income Statement (as defined in Section 5.19) for the Tenth Accounting Period:

(i) pay in immediately available funds an amount equal to 160.8108108% of EBITDA of AAI, AHA, ACNI and AHI, on a consolidated basis and for the Ninth Accounting Period and Tenth Accounting Period in excess of 200% of the Second Year Base EBITDA and then reduced by the Tenth Accounting Period Excess EBITDA (the excess referred to as the “Tenth Accounting Period Excess EBITDA”); and

(ii) deliver that number of Common Stock shares having an aggregate Agreed Value on the last day of the Tenth Accounting Period equal to 160.8108108% of the Tenth Accounting Period Excess EBITDA.  Any resulting fractional share greater than .5 shall be rounded to a whole share or if the fractional share of .5 or less shall be eliminated.

The payment and delivery pursuant to this Section 1.2.4.2 shall be referred to as the “Tenth Accounting Period Installment.”

1.2.4.3 Eleventh Accounting Period Installment.  On the 30th day following the last day of the three-month period ended September 30, 2006 (the “Eleventh Accounting Period”), Parent and Acquisition Sub shall deliver to the Company Shareholder the Quarterly Combined Income Statement (as defined in Section 5.19) for the Eleventh Accounting Period:

(i) pay in immediately available funds an amount equal to 160.8108108% of EBITDA of AAI, AHA, ACNI and AHI, on a consolidated basis and for the Ninth Accounting Period, Tenth Accounting Period and Eleventh Accounting Period in excess of 300% of the Second Year Base EBITDA and then reduced by the Ninth Accounting Period Excess EBITDA and Tenth Accounting Period Excess EBITDA (the excess referred to as the “Eleventh Accounting Period Excess EBITDA”); and

(ii) deliver that number of Common Stock shares having an aggregate Agreed Value on the last day of the Eleventh Accounting Period equal to 160.8108108% of the Eleventh Accounting Period Excess EBITDA.  Any resulting fractional share greater than .5 shall be rounded to a whole share or if the fractional share of .5 or less shall be eliminated.

The payment and delivery pursuant to this Section 1.2.4.3 shall be referred to as the “Eleventh Accounting Period Installment.”

1.2.4.4 Twelfth Accounting Period Installment.  On the later of (i) the 60th day following the last day of the three-month period ended December 31, 2006 (the “Twelfth Accounting Period”) or (ii) receipt of audited consolidated financial statements of AAI, AHA, ACNI and AHI, Parent and Acquisition Sub shall deliver to the Company Shareholder the Quarterly Combined Income Statement (as defined in Section 5.19) for the Twelfth Accounting Period:

(i) pay in immediately available funds an amount equal to 160.8108108% of EBITDA of AAI, AHA, ACNI and AHI, on a consolidated basis and for the Ninth Accounting Period, Tenth Accounting Period, Eleventh Accounting Period and Twelfth Accounting Period in excess of 400% of the Second Year Base EBITDA and then reduced by the Ninth Accounting Period Excess EBITDA, Tenth Accounting Period Excess EBITDA and Eleventh Accounting Period Excess EBITDA (the excess referred to as the “Twelfth Accounting Period Excess EBITDA”); and

(ii) deliver that number of Common Stock shares having an aggregate Agreed Value on the last day of the Twelfth Accounting

Period equal to 160.8108108% of the Twelfth Accounting Period Excess EBITDA.  Any resulting fractional share greater than .5 shall be rounded to a whole share or if the fractional share of .5 or less shall be eliminated.

The payment and delivery pursuant to this Section 1.2.4.4 shall be referred to as the “Twelfth Accounting Period Installment.”

1.2.4.5 Second Year Base EBITDA Defined.  For purposes of this Section 1.2.4, “Second Year Base EBITDA” shall mean the aggregate sum of (i) an amount equal to the greater of $162,500 or 25% of the First Year EBITDA and (ii) an amount equal to 25% of the amount by which the EBITDA of AAI, AHA, ACNI and AHI, on a consolidated basis and for the Second Year, exceeds the First Year EBITDA .

1.2.4.6 Third Year Correcting Adjustment.  In the event the EBITDA of AAI, AHA, ACNI and AHI, on a consolidated basis and for the Third Year (the “Third Year EBITDA”) in excess of 800% of the Second Year Base EBITDA shall be less than the aggregate sum of the Ninth Accounting Period Excess EBITDA, Tenth Accounting Period Excess EBITDA and Eleventh Accounting Period Excess EBITDA (the “Third Year EBITDA Shortfall”), the Company Shareholder shall

(a) return to Parent that number of Common Stock shares having an aggregate Agreed Value (determined on the basis of Common Stock shares first earned being first returned), equal to 160.8108108% of the Third Year EBITDA Shortfall and

(b) refund to Parent in immediately available funds an amount equal to 160.8108108% of the Third Year EBITDA Shortfall,

within 10 days following Parent’s notice to the Company Shareholder of the Second Year EBITDA Shortfall, such notice shall be accompanied by a copy of the audited consolidated financial statements of the Company for the Third Year.  Any return and refund by the Company Shareholder to Parent pursuant to this Section shall be deemed the return and refund of all or portion of each installment payment and delivery made pursuant to this Section 1.2.4 commencing with the Ninth Accounting Period Installment, then the Ten Accounting Period Installment and then the Eleventh Accounting Period Installment.

1.2.5  Value and Limitation on Number of Common Stock Shares.  Notwithstanding any other provision contained in this Agreement, Parent (together with sales by officers, directors or substantial shareholders of Parent) shall not issue and deliver in payment of the Stock Purchase Price pursuant to this Agreement Common Stock shares equal or exceeding 20% of the outstanding shares of Common Stock of Parent on the Closing Date.  In the event Parent shall be unable to deliver the number of Common Stock shares due to the limitation of this Section 1.2.4, that portion of the Stock Purchase Price otherwise payable by delivery of the Common Stock shares (that cannot be delivered due to the limitation of this Section 1.2.4) shall be paid by the increase in the cash payment portion of the Stock Purchase Price then required to be paid pursuant to this Section 1.2, such increase in the cash payment shall be equal to the aggregate Agreed Value of the number of Common Stock shares that cannot be delivered due to the limitation of this Section 1.2.4.  The Common Stock shares to be delivered pursuant this Section 1.2 shall be issued and delivered pursuant to registration exemptions under the Securities Act of 1933, as amended (the “Securities Act”), and any applicable state securities laws.  For purposes hereof, (i) “Agreed Value” shall mean the average Closing Price (as defined below) of the Common Stock during each of the 10 Trading Days (as defined below) preceding the applicable date, (ii) “Closing Price” shall mean a day that the closing sale price of the Common Stock is reported by Nasdaq, Inc. for a Trading Day, and (iii) “Trading Day” shall mean a day that the closing sale price of the Common Stock is reported by Nasdaq.

1.2.6 Escrow of Common Stock Shares.  Notwithstanding any other provision contained in this Agreement, until the City of El Paso awards the Company a contract in full compliance with the applicable “request for approval” process to the Company substantially on the same or more favorable terms to the Company from a financial viewpoint as the terms of the current Contract with the City of El Paso  (the “El Paso Renewal Contract Award”) , those Common Stock shares to be issued and delivered to the Company Shareholder in payment of a portion of the Stock Purchase Price pursuant to this Section 1.2 shall be issued by Parent to the Company Shareholder but shall be delivered to JPMorgan Chase Bank, as the Escrow Agent under the Escrow Agreement attached hereto as Exhibit H to be held and delivered in accordance with the terms, conditions and provisions of the Escrow Agreement.  Provided, further, in the event the Company shall not receive the El Paso Renewal Contract Award by December 31, 2004, the Common Stock shares shall be redelivered by the Escrow Agent under the Escrow Agreement to Parent.  These redelivered Common Stock shares shall be available for reissuance to the Company Shareholder pursuant to Section 1.2.  Effective January 1, 2005, all Stock Purchase Price installments pursuant to Sections 1.2.2, 1.2.3 and 1.2.4 shall be based upon revenues and EBITDA generated from all contracts and newly entered contracts of the Company other than the contractual arrangements with the City of El Paso in the event the Company shall not receive the El Paso Renewal Contract Award by December 31, 2004.

1.2.7 All Cash Installment Option .

1.2.7.1 Change of Control Event and Election. In the event that a Change of Control Event (as defined below) shall occur on or before December 31, 2006, in lieu of receipt of the Common Stock shares deliverable to the Company Shareholder pursuant to this Section 1.2 (in partial payment of the Stock Purchase Price), following the occurrence of the Change of Control Event, the Company Shareholder shall have the one-time right to elect to receive the remaining installment payment or payments of the Stock Purchase Price by payment in immediately available funds as each of the installments becomes due, rather than a combination of payment in immediately available funds and delivery of Common Stock shares (the “All Cash Installment Election”).  The Company Shareholder may exercise the All Cash Installment Election by delivery of written notice to Parent within 15 days prior to the payment date of the installment payment of the Stock Purchase Price following the calendar quarter during which the Change of Control Event occurred.

1.2.7.2 Effect on Correcting Payments and Deliveries. In the event the Company Shareholder exercises the All Cash Installment Election and shall be required to return and refund to Parent a portion of the Stock Purchase Price pursuant to Section 1.2.3.6 or Section 1.2.4.5,

(i) if pursuant to Section 1.2.3.6(i), any return by the Company Shareholder of all or any portion of the Fifth Accounting Period Installment, the Sixth Accounting Period Installment, the Seventh Accounting Period Installment, or the Eighth Accounting Period Installment that was paid pursuant to the All Cash Installment Election shall be refunded to Parent by payment in immediately available funds and not by return of Common Stock shares;

(ii) if pursuant to Section 1.2.3.6(ii), any return by the Company Shareholder of all or any portion of the First Accounting Period Installment, the Second Accounting Period Installment, the Third Accounting Period Installment, or the Fourth Accounting Period Installment that was paid pursuant to the All Cash Installment Election shall be refunded to Parent by payment in immediately available funds and not by return of Common Stock shares; or

(iii) if pursuant to Section 1.2.4.5, any return by the Company Shareholder of all or any portion of the Ninth Accounting Period Installment or the Tenth Accounting Period Installment that was paid pursuant to the All Cash Installment Election shall be refunded to Parent by payment in immediately available funds and not by return of Common Stock shares.

1.2.7.3 Definition of Change of Control Event.  For purposes of this Section 1.2.7, a “Change of Control Event” shall mean:

(i) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act but excluding any employee benefit plan of the Company) shall be or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Parent representing 50% or more of the combined voting power of Parent’s outstanding securities then entitled ordinarily (and apart from rights accruing under special circumstances) to vote for the election of directors of Parent; or

(ii) the Board of Directors of Parent shall approve the sale of all assets of Parent or assets of Parent representing 50% or more in value of the assets of the Company; or

(iii) the Board of Directors of Parent shall approve any merger, consolidation or like business combination or reorganization of Parent, the consummation of which would result in the occurrence of any event described in clause (i) or (ii) of this Section 1.2.7.

1.3 Assumption of Liabilities.  At Closing, Parent, Acquisition Sub, the Company, and the Company Shareholder shall execute the Assumption Agreement attached to this Agreement as Exhibit A and in accordance therewith, the Company Shareholder shall assume the liabilities specifically listed on Exhibit A of the Assumption Agreement.

1.4  Registration Rights Agreement.  At Closing, Parent and the Company Shareholder shall execute the Registration Rights Agreement attached hereto as Exhibit B .

1.5  Employment Agreement.  At Closing, Parent, Acquisition Sub and Frank B. Apodaca shall execute the Employment Agreement attached hereto as Exhibit C.

1.6  Stock Option Grants.  At Closing, Parent and each of Robert E. Jones and Frank B. Apodaca shall execute the Stock Option Agreement attached hereto as Exhibit D-1 or Exhibit D-2, as the case may be, each Stock Option Agreement exercisable for the purchase of 100,000 shares of Common Stock at the closing sale price of the Common Stock as reported by Nasdaq on the Closing Date.  By execution and receipt of the Stock Option Agreement, Mr. Jones shall waive any other or additional compensation,  remuneration and benefits for any and all services performed and provided by Mr. Jones for and on behalf of Parent and its subsidiaries, in the capacity as a member of the Board of Directors of Parent or otherwise, during the two years following the Closing.

1.7  Management Services Agreement.  At Closing, Parent and Acquisition Sub shall execute the Management Services Agreement attached hereto as Exhibit E.

1.8  Stock Pledge and Security Agreement.  At Closing, Parent and Acquisition Sub shall execute and deliver the Stock Pledge and Security Agreement attached hereto as Exhibit F to secure performance of the payment and delivery obligations of Parent and Acquisition Sub under and pursuant to Sections 1.2.2 and 1.2.3.

1.9  Escrow Agreement.  At Closing, Parent and the Company Shareholder shall execute and deliver to JPMorgan Chase Bank the Escrow Agreement attached hereto as Exhibit G and the certificate or certificates evidencing the Common Stock shares issued to the Company Shareholder pursuant to Section 1.2.1.

1.10  Deliveries and Exchanges.  Parent, Acquisition Sub, AHI, AAI, AHA, ACNI and the Company Shareholder shall, pursuant to this Agreement, make the deliveries and payments as follows:

1.10.1 Parent’s Deliveries.  Parent shall make the following payments and deliveries:

1.10.1.1 Cash Payments and Common Stock Delivery.  At Closing, Parent and Acquisition Sub shall deliver to the Company Shareholder the payment required pursuant to Section 1.2.1.1 and the shares of Common Stock required pursuant to Section 1.2.1.2.

1.10.1.2 Assumption Agreement.  At Closing, Parent and Acquisition Sub shall execute and deliver to the Company Shareholder the Assumption Agreement attached hereto as Exhibit A.

1.10.1.3 Registration Rights Agreement.  At Closing, Parent shall execute and deliver to the Company Shareholder the Registration Rights Agreement attached hereto as Exhibit B.

1.10.1.4 Employment Agreement.  At Closing, Parent shall execute and deliver to Frank B. Apodaca the Employment Agreement attached hereto as Exhibit C.

1.10.1.5 Stock Option Agreements.  At Closing, Parent shall execute and deliver to Robert E. Jones and Frank B. Apodaca the Stock Option Agreements attached hereto as Exhibit D-1 and Exhibit D-2.

1.10.1.6 Management Services Agreement.  At Closing, Parent and Acquisition Sub shall execute the Management Services Agreement attached hereto as Exhibit E and deliver an executed copy to the Company Shareholder.

1.10.1.7 Stock Pledge and Security Agreement.  At Closing, Parent and Acquisition Sub shall execute the Stock Pledge and Security Agreement attached hereto as Exhibit F.

1.10.1.8 Escrow Agreement.  At Closing, Parent shall execute the Escrow Agreement attached hereto as Exhibit G.

1.10.1.9 Quarterly Installments.  On or before the respective payment and delivery dates of the quarterly installments, Parent and Acquisition Sub shall make the payments and deliveries to Company Shareholder required pursuant to Sections 1.2.2 and 1.2.3.

1.10.2 The Company Shareholder Deliveries.  At Closing (as defined in Section 1.11), the Company Shareholder, AAI, AHA, ACNI and AHI, shall make the following deliveries:

1.10.2.1 AHI Stock.  At Closing, the Company Shareholder shall deliver to Acquisition Sub all of the outstanding shares of the capital stock of AHI (free and clear of any Encumbrance (as defined in Section 8.3) of any type or kind whatsoever other than the encumbrance created or to be created by and pursuant to the Stock Pledge and Security Agreement attached as Exhibit F) against partial payment and delivery of the Stock Purchase Price of the Company Stock.  The transfer of the shares of Company Stock shall be effected by the delivery of certificates representing the transferred shares endorsed in blank or accompanied by stock powers executed in blank and with all necessary transfer tax and other revenue stamps affixed, acquired at the expense of the Company Shareholder.

1.10.2.2 Assumption Agreement.  At Closing, the Company Shareholder shall execute and deliver to Parent and Acquisition Sub the Assumption Agreement attached hereto as Exhibit A.

1.10.2.3 Registration Rights Agreements.  At Closing, the Company Shareholder shall execute and deliver to Parent the Registration Rights Agreement attached hereto as Exhibit B.

1.10.2.4 Employment Agreement.  At Closing, the Company Shareholder shall deliver the Employment Agreement attached hereto as Exhibit C.

1.10.2.5 Stock Option Agreements.  At Closing, the Company Shareholder shall execute and deliver to Parent the Stock Option Agreements attached hereto as Exhibit D-1 and Exhibit D-2 duly executed by Robert E. Jones and Frank B. Apodaca.

1.10.2.6 Management Services Agreement.  At Closing, AHI shall execute the Management Services Agreement attached hereto as Exhibit E and deliver an executed copy to Parent.

1.10.2.7 Stock Pledge and Security Agreement.  At Closing, the Company Shareholder shall execute and deliver to Parent and Acquisition Sub the Stock Pledge and Security Agreement attached hereto as Exhibit F.

1.10.2.8  Escrow Agreement.  At Closing, the Company Shareholder shall execute the Escrow Agreement attached hereto as Exhibit G.

1.10.2.9 Good Standing Certificates.  At Closing, the Company Shareholder shall deliver to Parent a Certificate of Good Standing issued by the Secretary of State of each state in which AAI, AHA, ACNI, and AHI is organized and qualified or licensed to do business as a foreign corporation.

1.10.2.10 License Bring-Down Certificates.  At Closing, the Company Shareholder shall deliver to Parent a bring-down certificate evidencing the status of each of the Governmental Licenses (as defined in Section 2.6) and other licenses listed on Section 2.21 of the Company Disclosure Schedule.

1.10.2.11 Audited Financial Statements of AHI.  At Closing, the Company Shareholder shall deliver to Parent the internally prepared closing balance sheets of AHI and AHA.

1.11  The Closing and Closing Date.  Subject to the terms and conditions of this Agreement, the transactions contemplated under this Agreement shall be closed (the “Closing”) at the offices of Parent in Grand Prairie, Texas, at 12:00 p.m. local time on June 18, 2004 or at other place and on such other time and date as the Parties shall agree (the “Closing Date”).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF

THE COMPANY AND THE COMPANY SHAREHOLDER

Each of the Company Shareholder, AAI, AHA, ACNI and AHI, jointly and severally, represents and warrants to Parent and Acquisition Sub that the representations, warranties, statements made in this Article II are true and correct as of the date of this Agreement and will be true and correct at Closing, except as specifically set forth in the schedules delivered by the Company Shareholder, AAI, AHA, ACNI and AHI to Parent and Acquisition Sub (the “Company Disclosure Schedule”) provided, however, any disclosure made with reference to one or more sections of the Company Disclosure Schedule shall be deemed disclosed with respect to each other Section of this Agreement as to which such disclosure is relevant provided that such relevance is reasonably apparent.  Disclosure of any matter in the Company Disclosure Schedule shall not be deemed an admission that such matter is material.  Each of the Company Shareholder, AAI, AHA, ACNI and AHI, jointly and severally, represents and warrants to Parent and Acquisition Sub as of the date of this Agreement and at Closing as follows:

2.1  Corporate Organization.  Each of AAI, AHA, and AHI is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and ACNI is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware.  Each of AAI, AHA, ACNI and AHI has all requisite corporate power and authority to own, operate and lease its properties and assets as and where the same are owned, operated or leased and to conduct its business as it is now being conducted.  Each of AAI, AHA, ACNI and AHI is in good standing and duly qualified or licensed as a foreign corporation to do business in those jurisdictions listed in Section 2.1 of the Company Disclosure Schedule, such jurisdictions being the only jurisdictions in which the location of the property and assets owned, operated or leased by the Company or the nature of the business conducted by the Company makes such qualification or licensing necessary, except where the failure to be so qualified or licensed could not reasonably be expected to have a Material Adverse Effect.  The Company has heretofore delivered to the Parent complete and correct copies of the Articles of Incorporation and bylaws of AAI, AHA, ACNI and AHI, as amended to and as in effect on the date of this Agreement.

2.2  Capitalization; Preemptive Rights.

2.2.1 Capitalization.  The authorized capital stock of AAI consists of 10,000 shares of common stock, par value $1.00 per share, and no shares of preferred stock.  As of the date of this Agreement, 1,000 shares of AAI’s Common Stock are outstanding and no shares of AAI’s preferred stock are outstanding.  The authorized capital stock of AHA consists of 100,000 shares of common stock, no par value per share, and no shares of preferred stock.  As of the date of this Agreement, 1,000 shares of AHA’s Common Stock are outstanding and no shares of AHA’s preferred stock are outstanding. The authorized capital stock of ACNI consists of 3,000 shares of common stock, par value $10.00 per share, and no shares of preferred stock.  As of the date of this Agreement, 100 shares of ACNI’s Common Stock are outstanding and no shares of ACNI’s preferred stock are outstanding.  The authorized capital stock of AHI consists of 15,000,000 shares of common stock, par value $.01 per share, and no shares of preferred stock.  As of the date of this Agreement, 1,000,000 shares of AHI’s Common Stock are outstanding and no shares of AHI’s preferred stock are outstanding.

2.2.2 Preemptive Rights .. All outstanding shares of Company Stock are validly issued and outstanding, fully paid and non-assessable, and there are no preemptive or similar rights in respect of the Company Stock.  All outstanding shares of the Company Stock were issued in compliance with all requirements of all applicable federal and state securities laws.

2.3  Subsidiaries.  There are no entities of which the Company owns 10% or more of the outstanding voting securities or other equity interests, directly or indirectly through one or more intermediaries.

2.4  No Commitments to Issue Capital Stock.   There are no outstanding options, warrants, calls, convertible securities or other rights, agreements, commitments or other instruments pursuant to which the Company is or may become obligated to authorize, issue or transfer any shares of its capital stock or any other equity interest.  There are no agreements or understandings in effect among any of the stockholders of the Company or with any other Person and by which the Company is bound with respect to the voting, transfer, disposition or registration under the Securities Act of any shares of capital stock of the Company.

2.5  Authorization; Execution and Delivery.   Each of the Company Shareholder and the Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement by the Company Shareholder and the Company, and the consummation by the Company Shareholder and the Company of the transactions contemplated by this Agreement have been duly authorized by all requisite corporate action on the part of the Company Shareholder and the Company, including approval of this Agreement by the Company Shareholder as evidenced in part by its execution of this Agreement.  This Agreement has been duly executed and delivered by the Company and the Company Shareholder, and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company and the Company Shareholder in accordance with the terms of this Agreement.

2.6  Governmental Approvals and Filings.   No approval, authorization, consent, license, clearance or order of, declaration or notification to, or filing or registration with, any governmental or regulatory authority is required in order (a) to permit each of the Company and the Company Shareholder to consummate the Stock Purchase and Sale or perform its obligations under this Agreement or (b) to prevent the termination of, or Material Adverse Effect on, any governmental right, privilege, authority, franchise, license, permit or certificate (collectively “Governmental Licenses”) of the Company to enable the Company to own, operate and lease its properties and assets as and where such properties and assets are owned, leased or operated and to provide service and carry on its business as presently provided and conducted, or to prevent any material loss or disadvantage to the Company’s business, by reason of the Stock Purchase and Sale, except as set forth in Section 2.6 of the Company Disclosure Schedule.

2.7  No Conflict.  Subject to compliance with the Governmental Licenses described in Section 2.6 of the Company Disclosure Schedules and obtaining the other consents and waivers that are set forth and described in Section 2.7 of the Company Disclosure Schedule (the “Private Consents”), neither the execution, delivery and performance of this Agreement by each of the Company and the Company Shareholder, nor the consummation by the Company and the Company Shareholder of the Stock Purchase and Sale and other transactions contemplated in this Agreement, will (i) conflict with, or result in a breach or violation of, any provision of the Articles of Incorporation (or similar organizational document) or bylaws of the Company and the Company Shareholder; (ii) conflict with, result in a breach or violation of, give rise to a default, or result in the acceleration of performance, or permit the acceleration of performance, under (whether or not after the giving of notice or lapse of time or both) any encumbrance, note, bond, indenture, guaranty, lease, license, agreement or other instrument, writ, injunction, order, judgment or decree to which the Company is a party or any of its properties or assets are subject; (iii) give rise to a declaration or imposition of any encumbrance upon any of the properties or assets of the Company; or (iv) impair the Company’s business or adversely affect any Governmental License necessary to enable the Company to carry on its business as presently conducted, except, in the case of clauses (ii), (iii) or (iv), for any conflict, breach, violation, default, declaration, imposition or impairment that could not reasonably be expected to have a Material Adverse Effect.

2.8  SEC Filings.  The Company and the Company Shareholder do not have any class of securities registered under the Exchange Act, and do not have any obligation to file forms, reports or other documents with the United States Securities and Exchange Commission (the “SEC”)under the Exchange Act.

2.9  Financial Statements; Absence of Undisclosed Liabilities; Receivables.

2.9.1 Financial Statements.  The Company Shareholder has previously delivered to Parent (i) complete and correct copies of the audited consolidated balance sheet of AAI and ACNI  (collectively referred to as the “Company Balance Sheet”) at December 31, 2003 (the “Company Balance Sheet Date”) and audited consolidated statements of income, cash flows and stockholders’ equity of AAI and ACNI for the fiscal year then ended, each audited by KPMG, LLP, independent certified public accountants (“KPMG”), and unaudited consolidated statements of income, cash flow, and stockholders’ equity of AAI and ACNI as of May 30, 2004, and (ii) internally prepared balance sheets, statements of income, cash flows and stockholders’ equity of AHA and AHI as of May 30, 2004, and the internally prepared closing balance sheets of AHI and AHA as of June 18, 2004,  (All of the items described in sections (i) and (ii) are collectively referred to as the “Company Financial Statements”), all of which have been prepared from the books and records of AAI, AHA, ACNI and AHI in accordance with GAAP consistently applied and maintained throughout the periods indicated (except as may be indicated in the notes thereto) and fairly present in all material respects the financial condition of AAI, AHA, ACNI and AHI as at their respective dates and the results of operations and cash flows of AAI, AHA, ACNI and AHI for the periods covered by the Company Financial Statements.  The statements of income representing in part the Company Financial Statements do not contain any items of special or nonrecurring revenue or income or any revenue or income not earned in the Ordinary Course of Business, except as expressly specified in the statements of income and related notes.

2.9.2 Company Liabilities .. Except as and to the extent reflected or reserved against on the Company Balance Sheet or related notes, each of AAI, AHA, ACNI and AHI did not have, as of the Company Balance Sheet Date, any liabilities, debts or obligations (whether absolute, accrued, contingent or otherwise) of any nature that would be required as of the Company Balance Sheet Date to have been included on a balance sheet prepared in accordance with GAAP.  Since the Company Balance Sheet Date, each of AAI, AHA, ACNI and AHI has not incurred or suffered to exist any liabilities, debts or obligations (whether absolute, accrued, contingent or otherwise), except liabilities, debts and obligations incurred in the Ordinary Course of Business, consistent with past practice, none of which will have a Material Adverse Effect.  Since the Company Balance Sheet Date, there has been no material adverse change or changes in the business, operations, assets (including intangible assets), condition (financial or otherwise), liabilities or results of operations of the Company, taken as a whole, and no event has occurred that is reasonably likely to cause any such change or changes (in the aggregate) to have a Material Adverse Effect.

2.9.3 Company Receivables .. All receivables of the Company (including accounts receivable, loans receivable and advances) which are reflected in the Company Balance Sheet, and all such receivables that have arisen after the Company Balance Sheet Date and prior to the Closing, have arisen or will have arisen only from bona fide transactions in the Ordinary Course of Business and shall be fully collectible at the aggregate recorded amounts thereof (except to the extent of appropriate reserves therefor established in accordance with prior practice and GAAP) and are not and will not be subject to defense, counterclaim or offset.

2.10  Certain Other Financial Representations.   Since the Company Balance Sheet Date, the Company’s accounts payable have been accrued and paid in a manner consistent with the Company’s prior practice.

2.11 Absence of Changes.   Except as disclosed in the Company Financial Statements or as set forth in section 2.11 of the Company Disclosure Schedule, since the Company Balance Sheet Date, the Company has conducted its business only in the Ordinary Course of Business, and the Company has not:

(i)  amended or otherwise modified its Articles of Incorporation or bylaws (or similar organizational document);

(ii)  issued or sold or authorized for issuance or sale, or granted any options or warrants or amended or made other agreements (other than this Agreement) of the type referenced in Section 2.4 with respect to, any shares of its capital stock or any other of its securities, or altered any term of any of its outstanding securities or made any change in its outstanding shares of capital stock or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise or redeemed, purchased or otherwise acquired any of its or its parent’s capital stock or agreed to do any of the foregoing (whether or not legally enforceable);

(iii)  recorded or accrued any item of revenue, except as a result of the provision of services in the Ordinary Course of Business and consistent with prior practice;

(iv)  incurred any indebtedness for borrowed money, entered into any lease that should be capitalized in accordance with GAAP or subjected to any encumbrance or other restriction any of its properties, business or assets except encumbrances or other restrictions that could not reasonably be expected to have a Material Adverse Effect;

(v)  discharged or satisfied any encumbrance, or paid any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than current liabilities shown on the Company Balance Sheet as of the Company Balance Sheet Date and current liabilities incurred since that date in the Ordinary Course of Business and consistent with prior practice;

(vi)  sold, transferred, leased to others or otherwise disposed of any material properties or assets or purchased, leased from others or otherwise acquired any material properties or assets except in the Ordinary Course of Business;

(vii)  canceled or compromised any debt or claim or waived or released any right of substantial value;

(viii)  terminated or received any notice of termination of any contract, lease, license or other agreement or any Governmental License, or suffered any damage, destruction or loss (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect;

(ix)  made any change in the rate of compensation, commission, bonus or other remuneration payable, or paid, agreed, or promised (in writing or otherwise) to pay, provide or modify, conditionally or otherwise, any bonus, extra compensation, pension, severance or vacation pay or any other benefit or perquisite of any other kind, to any director, officer, employee, salesman or agent of the Company except in the Ordinary Course of Business consistent with prior practice and pursuant to or in accordance with plans disclosed in Section 2.14.2 of the Company Disclosure Schedule that were in effect as of the Company Balance Sheet Date;

(x)  made any increase in or commitment (whether or not legally enforceable) to increase or communicated any intention to increase any employee benefits, adopted or made any commitment to adopt any additional employee benefit plan or made any contribution, other than regularly scheduled contributions, to any Company Plan (as defined in Section 2.14.1);

(xi)  lost the employment services of a senior manager or other employee of equal or higher ranking;

(xii)  made any loan or advance to any Person other than travel and other similar routine advances in the Ordinary Course of Business consistent with past practice, or acquired any capital stock or other securities of any other corporation or any ownership interest in any other business enterprise;

(xiii)  instituted, settled or agreed to settle any material litigation, action or proceeding before any court or governmental body relating to the Company or its properties or assets;

(xiv)  entered into any transaction, contract or commitment other than in the Ordinary Course of Business;

(xv)  changed any accounting practices, policies or procedures utilized in the preparation of the Company Financial Statements (including procedures with respect to revenue recognition, payment of accounts payable or collection of accounts receivable); or

(xvi)  entered into any agreement or made any commitment to take any of the types of action described in subparagraphs (i) through (xv) of this Section 2.11.

2.12  Tax Matters.

2.12.1 Tax Related Definitions.  For purposes of this Agreement, “Tax” or “Taxes” shall mean taxes, fees, levies, duties, tariffs, imposts and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including (without limitation) (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto; and “Tax Returns” shall mean returns, reports, and information statements with respect to Taxes required to be filed with the Internal Revenue Service (the “IRS”) or any other taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns, including returns required in connection with any Company Plan (as defined in Section 2.14.1).

2.12.2 Tax Returns; Tax Payments.  The Company represents that, other than as disclosed in Section 2.12.2 of the Company Disclosure Schedule, the Company has timely filed all United States federal income Tax Returns and all other material Tax Returns required to be filed by it.  All such Tax Returns are complete and correct in all material respects (except to the extent a reserve has been established as reflected in the Company Balance Sheet).  The Company has timely paid and discharged all Taxes due in connection with or with respect to the periods or transactions covered by such Tax Returns and has paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required), and there are no other Taxes that would be due if asserted by a taxing authority, except with respect to which the Company is maintaining reserves unless the failure to do so could not have a Material Adverse Effect.  Except as does not involve or would not result in liability to the Company that could have a Material Adverse Effect, (i) there are no tax liens on any assets of the Company; (ii) the Company has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax; (iii) no unpaid (or unreserved) deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other governmental authority with respect to the Company; (iv) there are no pending or, to the knowledge of the Company, threatened audits, investigations or claims for or relating to any liability in respect of Taxes of the Company; and (v) the Company has not requested any extension of time within which to file any currently unfiled Tax Returns.  The accruals and reserves for Taxes (including deferred taxes) reflected in the Company Balance Sheet are in all material respects adequate to cover all Taxes accruable through the date thereof (including Taxes being contested) in accordance with GAAP.

2.12.3 Other Tax Related Matters . The Company represents that, other than as disclosed in Section 2.12.3 of the Company Disclosure Schedule and other than with respect to items the inaccuracy of which could not have a Material Adverse Effect:

(i) the Company has not filed or been included in a combined, consolidated or unitary return (or substantial equivalent thereof) of any Person other than the Company;

(ii) the Company is not liable for Taxes of any Person other than the Company, or currently under any contractual obligation to indemnify any Person with respect to Taxes, or a party to any tax sharing agreement or any other agreement providing for payments by the Company with respect to Taxes;

(iii) the Company is not a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for United States federal income tax purposes;

(iv) the Company is not a party to any agreement, contract, arrangement or plan that would result (taking into account the transactions contemplated by this Agreement),

separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code;

(v) the Company is not a “consenting corporation” under Section 341(f) of the Code or any corresponding provision of state, local or foreign law;  and

(vi) the Company has not made an election nor is it required to treat any of its assets as owned by another Person for federal income tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code (or any corresponding provision of state, local or foreign law).

2.13  Employment Related Matters .

2.13.1  Employees; Employment Practices.  Except as set forth in Section 2.13.1 of the Company Disclosure Schedule:

(i)  The Company has satisfactory relationships with its employees in all material respects.

(ii)  The Company is and has been in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, including any law, rule or regulation relating to discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees, and the Company is not or has not engaged in any unfair labor practices, except to the extent a failure to so comply could not, alone or together with any other failure, have a Material Adverse Effect.

(iii)  No collective bargaining agreement with respect to the business of the Company is currently in effect or being negotiated.  The Company does not have any obligation to negotiate any such collective bargaining agreement.  There are no labor unions representing, purporting to represent or attempting to represent any employee of the Company.

(iv)  There are no strikes, slowdowns or work stoppages pending or, to the best of the knowledge of the Company and the Company Shareholder, threatened with respect to the employees of the Company, nor has any such strike, slowdown or work stoppage occurred or, to the best of the knowledge of the Company and the Company Shareholders, been threatened.  There is no representation claim or petition or complaint pending before the National Labor Relations Board or any state or local labor agency and, to the best of the knowledge of the Company and the Company Shareholder, no question concerning representation has been raised or threatened respecting the employees of the Company.

(v)  To the best of the knowledge of the Company and the Company Shareholder, no charges with respect to or relating to the business of the Company are pending before the Equal Employment Opportunity Commission, or any state or local agency responsible for the prevention of unlawful employment practices, which could reasonably be expected to have a Material Adverse Effect.

2.13.2  Governmental Contracts.  Except as set forth in Section 2.13.2 of the Company Disclosure Schedule, the Company is not a contractor or subcontractor with obligations under any federal, state or local government contract.

2.13.3  No Benefit Plan Liabilities.  Except as set forth in Section 2.13.3 of the Company Disclosure Schedule, the Company has not or could not have any material liability, whether absolute or contingent, including any obligations under any of the Company Plans described in Section 2.14 of this Agreement, with respect to any misclassification of a Person as an independent contractor rather than as an employee.

2.13.4  Employment Contracts.  Section 2.13.4 of the Company Disclosure Schedule contains a complete and correct list of all employment, management or other consulting agreements with any Persons employed or retained by the Company (including independent consultants), complete and correct copies of which have been delivered to Parent.

2.14  Benefit Plans.

2.14.1  Related Definitions.  The following terms have the meanings set forth below.

(i) “Company Other Benefit Obligation” means an Other Benefit Obligation owed, adopted, or followed by the Company or an ERISA Affiliate of the Company.

(ii) “Company Plan” means all Plans of which the Company or an ERISA Affiliate of the Company is or was a Plan Sponsor, or to which the Company or an ERISA Affiliate of the Company otherwise contributes or has contributed, or in which the Company or an ERISA Affiliate of the Company otherwise participates or has participated. All references to Plans are to Company Plans unless the context requires otherwise.

(iii) “Company VEBA” means a VEBA whose members include employees of the Company or any ERISA Affiliate of the Company.

(iv) “ERISA Affiliate” means, with respect to the Company, any other Person that, together with the Company, would be treated as a single employer under Code Section 414.

(v) “Multi-Employer Plan” has the meaning given in ERISA Section 3(37)(A).

(vi) “Other Benefit Obligations” means all obligations, arrangements, or customary practices, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, and practices that are Plans. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, and fringe benefits within the meaning of Code Section 132.

(vii) “PBGC” means the Pension Benefit Guaranty Corporation, or its successor.

(viii) “Pension Plan” has the meaning given in ERISA Section 3(2)(A).

(ix) “Plan” has the meaning given in ERISA Section 3(3).

(x) “Plan Sponsor” has the meaning given in ERISA Section 3(16)(B).

(xi) “Qualified Plan” means any Plan that meets or purports to meet the requirements of Code Section 401(a).

(xii) “Title IV Plans” means all Pension Plans that are subject to Title IV of ERISA, 29 U.S.C. Section 1301 et seq., other than Multi-Employer Plans.

(xiii) “VEBA” means a voluntary employees* beneficiary association under Code Section 501(c)(9).

(xiv) “Welfare Plan” has the meaning given in ERISA Section 3(1).

2.14.2 Schedule of Plans, Affiliates, Liabilities, etc.

(i)  Section 2.14.2(i) of the Company Disclosure Schedule contains a complete and accurate list of all Company Plans, Company Other Benefit Obligations, and Company VEBAs, and identifies as such all Company Plans that are (A) defined benefit Pension Plans, (B) Qualified Plans, (C) Title IV Plans, or (D) Multi-Employer Plans.

(ii)  Section 2.14.2(ii) of the Company Disclosure Schedule contains a complete and accurate list of (A) all ERISA Affiliates of Company, and (B) all Plans of which any such ERISA Affiliate is or was a Plan Sponsor, in which any such ERISA Affiliate participates or has participated, or to which any such ERISA Affiliate contributes or has contributed.

(iii)  Section 2.14.2(iii) of the Company Disclosure Schedule sets forth, for each Multi-Employer Plan, as of its last valuation date, the amount of potential withdrawal liability of the Company and the Company’s other ERISA Affiliates, calculated according to information made available pursuant to ERISA Section 4221(e).

(iv)  Section 2.14.2(iv) of the Company Disclosure Schedule sets forth a calculation of the liability of the Company for post-retirement benefits other than pensions, made in accordance with Financial Accounting Statement 106 of the Financial Accounting Standards Board, regardless of whether the Company is required by this Statement to disclose such information.

(v)  Section 2.14.2(v) of the Company Disclosure Schedule sets forth the financial cost of all obligations owed under any Company Plan or Company Other Benefit Obligation that is not subject to the disclosure and reporting requirements of ERISA.

2.14.3 Deliveries of Related Plan Agreements, Documents, etc.   Company has delivered to Parent, or will deliver to Parent within ten (10) days of the date of this Agreement:

(i)  all documents that set forth the terms of each Company Plan, Company Other Benefit Obligation, or Company VEBA and of any related trust, including (A) all plan descriptions and summary plan descriptions of Company Plans for which Company is required to prepare, file, and distribute plan descriptions and summary plan descriptions, and (B) all summaries and descriptions furnished to participants and beneficiaries regarding Company Plans, Company Other Benefit Obligations, and Company VEBAs for which a plan description or summary plan description is not required;

(ii)  all collective bargaining agreements pursuant to which contributions have been made or obligations incurred (including both pension and welfare benefits) by the Company and the ERISA Affiliates of the Company, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities;

(iii)  written description of any Company Plan or Company Other Benefit Obligation that is not otherwise in writing;

(iv)  all registration statements filed with respect to any Company Plan;

(v)  all insurance policies purchased by or to provide benefits under any Company Plan;

(vi)  all contracts with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Company Plan, Company Other Benefit Obligation, or Company VEBA;

(vii)  all reports submitted within the four years preceding the date of this Agreement by third party administrators, actuaries, investment managers, consultants, or other independent contractors with respect to any Company Plan, Company Other Benefit Obligation, or Company VEBA;

(viii)  all notifications to employees of their rights under ERISA Section 601 et seq. and Code Section 4980B;

(ix)  the Form 5500 filed in each of the most recent three plan years with respect to each Company Plan, including all schedules thereto and the opinions of independent accountants;

(x)  all notices that were given by the Company or any ERISA Affiliate of the Company or any Company Plan to the IRS, the PBGC, or any participant or beneficiary, pursuant to statute, within the four years preceding the date of this Agreement, including notices that are expressly mentioned elsewhere in this Section 2.14;

(xi)  all notices that were given by the IRS, the PBGC, or the Department of Labor to the Company, any ERISA Affiliate of the Company, or any Company Plan within the four years preceding the date of this Agreement;

(xii)  with respect to Qualified Plans and VEBAs, the most recent determination letter for each Plan of the Company that is a Qualified Plan; and

(xiii)  with respect to Title IV Plans, the Form PBGC-1 filed for each of the three most recent plan years.

2.14.4  Other Plan Related Matters . Except as set forth in Section 2.14.4 of the Company Disclosure Schedule:

(i)  The Company has performed all of its obligations under all Company Plans, Company Other Benefit Obligations, and Company VEBAs. The Company has made appropriate entries in its financial records and statements for all obligations and liabilities under such Plans, VEBAs, and Obligations that have accrued but are not due.

(ii)  No statement, either written or oral, has been made by the Company to any Person with regard to any Plan or Other Benefit Obligation that was not in accordance with the Plan or Other Benefit Obligation and that could have an adverse economic consequence to the Company.

(iii)  The Company, with respect to all Company Plans, Company Other Benefit Obligations, and Company VEBAs, is, and each Company Plan, Company Other Benefit Obligation, and Company VEBA is, in full compliance with ERISA, the Code, and other applicable laws including the provisions of such laws expressly mentioned in this Section 2.14, and with any applicable collective bargaining agreement.

(A)  No transaction prohibited by ERISA Section 406 and no “prohibited transaction” under Code Section 4975(c) have occurred with respect to any Company Plan.

(B)  The Company has no liability to the IRS with respect to any Plan, including any liability imposed by Chapter 43 of the Code.

(C)  The Company has no liability to the PBGC with respect to any Plan or any liability under ERISA Section 502 or Section 4071.

(D)  All filings required by ERISA and the Code as to each Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the Code have been timely provided.

(E)  All contributions and payments made or accrued with respect to all Company Plans, Company Other Benefit Obligations, and Company VEBAs are deductible under Code Section 162 or Section 404.  No amount, or any asset of any Company Plan or Company VEBA, is subject to tax as unrelated business taxable income.

(iv)  Each Company Plan can be terminated within thirty days, without payment of any additional contribution or amount and without the vesting or acceleration of any benefits promised by such Plan.

(v)  Since the Company Balance Sheet Date there has been no establishment or amendment of any Company Plan, Company VEBA, or Company Other Benefit Obligation.

(vi)  No event has occurred or circumstance exists that could result in a material increase in premium costs of Company Plans and Company Other Benefit Obligations that are insured, or a material increase in benefit costs of such Plans and Obligations that are self-insured.

(vii)  Other than claims for benefits submitted by participants or beneficiaries, no claim against, or legal proceeding involving, any Company Plan, Company Other Benefit Obligation, or Company VEBA is pending or, to the knowledge of the Company is threatened.

(viii)  No Company Plan is a stock bonus, pension, or profit-sharing plan within the meaning of Code Section 401(a).

(ix)  Each Qualified Plan of the Company is qualified in form and operation under Code Section 401(a); each trust for each such Plan is exempt from federal income tax under Code Section 501(a).  Each Company VEBA is exempt from federal income tax. No event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any such Plan or trust.

(x)  The Company and each ERISA Affiliate of the Company has met the minimum funding standard, and has made all contributions required, under ERISA Section 302 and Code Section 402.

(xi)  No Company Plan is subject to Title IV of ERISA.

(xii)  The Company has paid all amounts due to the PBGC pursuant to ERISA Section 4007.

(xiii)  Neither the Company nor any ERISA Affiliate of the Company has ceased operations at any facility or has withdrawn from any Title IV Plan in a manner that would subject any entity or Company to liability under ERISA Section 4062(e), Section 4063, or Section 4064.

(xiv)  Neither the Company nor any ERISA Affiliate of the Company has filed a notice of intent to terminate any Plan or has adopted any amendment to treat a Plan as terminated. The PBGC has not instituted proceedings to treat any Company Plan as terminated. No event has occurred or circumstance exists that may constitute grounds under ERISA Section 4042 for the termination of, or the appointment of a trustee to administer, any Company Plan.

(xv)  No amendment has been made, or is reasonably expected to be made, to any Plan that has required or could require the provision of security under ERISA Section 307 or Code Section 401(a)(29).

(xvi)  No accumulated funding deficiency, whether or not waived, exists with respect to any Company Plan; no event has occurred or circumstance exists that may result in an accumulated funding deficiency as of the last day of the current plan year of any such Plan.

(xvii)  The actuarial report for each Pension Plan of the Company and each ERISA Affiliate of the Company fairly presents the financial condition and the results of operations of each such Plan in accordance with GAAP.

(xviii)  Since the last valuation date for each Pension Plan of the Company and each ERISA Affiliate of the Company, no event has occurred or circumstance exists that would increase the amount of benefits under any such Plan or that would cause the excess of Plan assets over benefit liabilities (as defined in ERISA Section 4001) to decrease, or the amount by which benefit liabilities exceed assets to increase.

(xix)  No reportable event (as defined in ERISA Section 4043 and in regulations issued thereunder) has occurred.

(xx)  The Company has no knowledge of any facts or circumstances that may give rise to any liability of the Company or any Parent Subsidiary to the PBGC under Title IV of ERISA.

(xxi)  Neither the Company nor any ERISA Affiliate of the Company has ever established, maintained, or contributed to or otherwise participated in, or had an obligation to maintain, contribute to, or otherwise participate in, any Multi-Employer Plan.

(xxii)  Neither the Company nor any ERISA Affiliate of the Company has withdrawn from any Multi-Employer Plan with respect to which there is any outstanding liability as of the date of this Agreement. No event has occurred or circumstance exists that presents a risk of the occurrence of any withdrawal from, or the participation, termination, reorganization, or insolvency of, any Multi-Employer Plan that could result in any liability of either the Company, Parent, or any Parent Subsidiaries to a Multi-Employer Plan.

(xxiii)  Neither the Company nor any ERISA Affiliate of the Company has received notice from any Multi-Employer Plan that it is in reorganization or is insolvent, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, or that such Plan intends to terminate or has terminated.

(xxiv)  No Multi-Employer Plan to which the Company or any ERISA Affiliate of the Company contributes or has contributed is a party to any pending merger or asset or liability transfer or is subject to any proceeding brought by the PBGC.

(xxv)  Except to the extent required under ERISA Section 601 et seq. and Code Section 4980B, the Company does not provide health or welfare benefits for any retired or former employee nor is it obligated to provide health or welfare benefits to any active employee following such employee*s retirement or other termination of service.

(xxvi)  The Company has the right to modify and terminate benefits to retirees (other than pensions) with respect to both retired and active employees.

(xxvii)  The Company has complied with the provisions of ERISA Section 601 et seq. and Code Section 4980B.

(xxviii)  No payment that is owed or may become due to any director, officer, employee, or agent of the Company will be non-deductible to the Company or subject to tax under Code Section 280G or Section 4999; nor will the Company be required to “gross up” or otherwise compensate any such Person because of the imposition of any excise tax on a payment to such Person.

(xxix)  The consummation of the Stock Purchase and Sale will not result in the payment, vesting, or acceleration of any benefit.

2.15  Title to Properties.  Except as set forth in Section 2.15 of the Company Disclosure Schedule, the Company has good and indefeasible title to all of its properties and assets, free and clear of all encumbrances, except liens for taxes not yet due and payable and such encumbrances or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which could not reasonably be expected to have a Material Adverse Effect, and except for encumbrances which secure indebtedness reflected in the Company Balance Sheet.

2.16  Compliance with Laws; Legal Proceedings .

2.16.1 Legal Compliance.  The Company is not in violation of, or in default with respect to, any applicable law, statute, regulation, ordinance, writ, injunction, order, judgment, decree or any Governmental License, including any federal state or local law regarding or relating to trespass or violations of privacy rights, which violation or default could reasonably be expected to have a Material Adverse Effect.

2.16.2  Legal Proceedings.  Except as set forth in Section 2.16.2 of the Company Disclosure Schedule, there is no order, writ, injunction, judgment or decree outstanding and no legal, administrative, arbitration or other governmental proceeding or investigation pending or, to the best of the knowledge of the Company and the Company Shareholder, threatened, and there are no claims (including unasserted claims of which the Company is aware) against or relating to the Company or any of its properties, assets or businesses.  There is no legal, administrative or other governmental proceeding or investigation pending or, to the best of the knowledge of the Company and the Company Shareholder, threatened against the Company, or any of its directors or officers, as such, that relates to the Stock Purchase and Sale or any of the transactions contemplated by this Agreement.  None of the items listed in Section 2.16.2 of the Company Disclosure Schedule could reasonably be expected to have a Material Adverse Effect. The Company has not been a defendant (either originally, by counter-claim or impleading) in any legal proceedings that have either been filed in the past three (3) fiscal years or are currently pending (all as set forth in Section 2.16.2 of the Company Disclosure Schedule).  Except as set forth in Section 2.16.2 of the Company Disclosure Schedule, none of the legal proceedings set forth in Section 2.16.2 of the Company Disclosure Schedule has had or, to the best of the knowledge of the Company and the Company Shareholder, will have a Material Adverse Effect.

2.17  Brokers.   No broker, finder or investment advisor acted, directly or indirectly, as such for the Company or any shareholder of the Company in connection with the Stock Purchase and Sale or this Agreement, and no broker, finder, investment advisor or other Person is entitled to any fee or other commission, or other remuneration, in respect thereof based in any way on any action, agreement, arrangement or understanding taken or made by or on behalf of the Company or the Company Shareholder.

2.18  Intellectual Property.

2.18.1 Ownership and Right to Use.  The Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or material that are used in the business of the Company as currently conducted, except as would not reasonably be expected to have a Material Adverse Effect.

2.18.2  Transferability.  Except as disclosed in Section 2.18.2 of the Company Disclosure Schedule or as could not reasonably be expected to have a Material Adverse Effect:

(i) each of the Company Shareholder and the Company is not, nor will it be, as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which the Company Shareholder or the Company, as the case may be, is a party and pursuant to which the Company Shareholder or the Company, as the case may be, is authorized to use any patents, trademarks, service marks or copyrights owned by others (“Company Third-Party Intellectual Property Rights”);

(ii)  No claims with respect to the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names and any applications therefor owned by the Company (the “Company Intellectual Property Rights”), any trade secret material to the Company, or Company Third Party Intellectual Property Rights to the extent arising out of any use, reproduction or distribution of Company Third Party Intellectual Property Rights by or through the Company, are currently pending or, to the best of the knowledge of the Company and the Company Shareholder, have been threatened by any Person; or

(iii) The Company does not know of any valid grounds for any bona fide claims (1) to the effect that the sale, licensing or use of any product or service as now sold, licensed or used, or proposed for sale, license or use by the Company infringes on any copyright, patent, trademark, service mark or trade secret; (2) against the use by the Company of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of the Company as currently conducted or as proposed to be conducted; (3) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property Rights or other trade secret material to the Company; or (4) challenging the license or legally enforceable right to use of Company Third Party Intellectual Rights by the Company.

2.18.3  No Infringement.  To the best of the knowledge of the Company and the Company Shareholder, there is no material unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company.

2.19  Insurance.  Except as set forth in Section 2.19 of the Company Disclosure Schedule, all material fire and casualty, general liability, business interruption, product liability and other insurance policies maintained by the Company are with reputable insurers, provide adequate coverage for all normal risks incident to the Company’s assets, properties and business operations and are in character and amount at least equivalent to that carried by Persons engaged in a business subject to the same or similar perils or hazards.

2.20  Contracts; etc.   Set forth on Section 2.20 of the Company Disclosure Schedule is a complete and correct list of each of the following agreements, leases and other instruments, both oral and written, to which the Company is a party or by which Company or its properties or assets are bound:

(i)  each service or other similar type of agreement under which services are provided by any other Person to the Company which is material to the business of the Company taken as a whole;

(ii)  each agreement that restricts the operation of the business of the Company or the ability of the Company to solicit customers or employees;

(iii)  each operating lease (as lessor, lessee, sublessor or sublessee) that is material to the Company of any real or tangible personal property or assets;

(iv)  each agreement under which services are provided by the Company to any material customer;

(v)  each agreement (including capital leases) under which any money has been or may be borrowed or loaned or any note, bond, indenture or other evidence of indebtedness has been issued or assumed (other than those under which there remain no ongoing obligations of the Company), and each guaranty of any evidence of indebtedness or other obligation, or of the net worth, of any Person (other than endorsements for the purpose of collection in the Ordinary Course of Business);

(vi)  each partnership, joint venture or similar agreement;

(vii)  each agreement containing restrictions with respect to the payment of dividends or other distributions in respect of the Company’s capital stock;

(viii)  each agreement to make unpaid capital expenditures in excess of $25,000;

(ix)  each agreement providing for accelerated or special payments as a result of the Stock Purchase and Sale, including any shareholder rights plan or other instrument commonly referred as a “poison pill.”

A complete and correct copy of each written agreement, lease or other type of document, and a true, complete and correct summary of each oral agreement, lease or other type of document, required to be disclosed pursuant to subparagraphs (i) through (ix) of this Section 2.20 has been previously delivered to Parent.  Furthermore, each agreement, lease or other type of document required to be disclosed pursuant to Sections 2.13 or 2.14 or this Section 2.20 to which the Company is a party or by which the Company or its properties or assets are bound (collectively, the “Company Contracts”), except those Company Contracts the loss of which could reasonably be expected to not have a Material Adverse Effect, is valid, binding and in full force and effect and is enforceable by the Company in accordance with its terms.  The Company is not (with or without the lapse of time or the giving of notice, or both) in breach of or in default under any of the Company Contracts, and, to the best of the knowledge of the Company and the Company Shareholder, no other party to any of the Company Contracts is (with or without the lapse of time or the giving of notice, or both) in breach of or in default under any of the Company Contracts, where such breach or default could reasonably be expected to have a Material Adverse Effect.  To the knowledge of the Company and the Company Shareholder, the Company has neither received notice, written or oral, of or any threatened termination by any third party to any of the Company Contracts nor become aware of any intend of a third party to any Company Contracts not to renew or, if currently being rebid, re-award any of the Company Contracts.  No existing or completed agreement to which the Company is a party is subject to renegotiation with any governmental body.

2.21 Permits, Authorizations, etc.    Section 2.21 of the Company Disclosure Schedule sets forth all Governmental Licenses and each other material approval, authorization, consent, license, certificate, order or other permit of any governmental agencies, whether federal, state, local or foreign, necessary to enable the Company to own, operate and lease its properties and assets as and where such properties and assets are owned, leased or operated and to provide service and carry on its business as presently provided and conducted (collectively, the “Company Permits”) or required to permit the continued conduct of such business following the Stock Purchase and Sale in the manner conducted on the date of this Agreement (indicating in each case whether or not the consent of any Person is required for the consummation of the transactions contemplated hereby).  The Company has all necessary Company Permits of all governmental agencies, whether federal, state, local or foreign, all of which are valid and in good standing with the issuing agencies and not subject to any proceedings for suspension, modification or revocation, except for such Company Permits which could not reasonably be expected to have a Material Adverse Effect.

2.22  Environmental Matters.

2.22.1 Environmental Related Definitions.  For purposes of this Agreement, the capitalized terms defined below shall have the meanings ascribed to them below.

(i)  “Environmental Claim” means any accusation, allegation, notice of violation, action, claim, lien, demand, abatement or other order or direction (conditional or otherwise) by any governmental agency or entity or any other Person for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment, nuisance, pollution, contamination or other adverse effects an the environment, or for fines, penalties or restrictions resulting from or based upon (a) the existence, or the continuation of the existence, of a Release (including, without limitation, sudden or non-sudden accidental or non-accidental Releases) of, or exposure to, any Hazardous Substance, odor or audible noise in, into or onto the environment (including, without limitation, the air, soil, surface water or groundwater) at, in, by, from or related to any property owned, operated or leased by the Company or any activities or operations thereof; (b) the transportation, storage, treatment or disposal of Hazardous Substances in connection with any property owned, operated or leased by the Company or its operations or facilities; or (c) the violation, or alleged violation, of any Environmental Law or Environmental Permit of or from any governmental agency or entity relating to environmental matters connected with any property owned, leased or operated by the Company.

(ii)  “Environmental Law(s)” means all federal, state or local law (including common law), statute, ordinance, rule, regulation, code, or other requirement relating to the environment, natural resources, or public or employee health and safety and includes, but is not limited to the Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., The Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. Section § 1251 et seq., the Clean Air Act, 33 U.S.C. § 2601 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes and any applicable transfer statutes.

(iii)  “Environmental Permits” means all approvals, authorizations, consents, permits, licenses, registrations and certificates required by any applicable Environmental Law.

(iv)  “Hazardous Substance(s)” means, without limitation, any flammable explosives, radioactive materials, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products (including but not limited to waste petroleum and petroleum products), methane, hazardous materials, hazardous wastes, pollutants, contaminants and hazardous or toxic substances, as defined in or regulated under any applicable Environmental Laws.

(v)  “Release” means any past or present spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Substance into the Environment.

2.22.2  Compliance.  The Company has obtained all Environmental Permits required for its businesses and facilities except for such Environmental Permits the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect.  The Company (i) is in compliance with all terms and conditions of its Environmental Permits and of any applicable Environmental Law, except for such failure to be in compliance that could not reasonably be expected to have Material Adverse Effect; (ii) has not received notice of any violation by or claim against the Company under any Environmental Law; and (iii) is not aware of any facts or circumstances related to its businesses and facilities likely to give rise to an Environmental Claim that could reasonably be expected to have a Material Adverse Effect.

2.22.3 No Environmental Releases.  There have been no Releases, or threatened Releases of any Hazardous Substances into, on or under any of the properties owned or operated (or formerly owned or operated) by the Company in any case in such a way as to create any liability (including the costs of investigation and remediation) under any applicable Environmental Law that could reasonably be expected to have a Material Adverse Effect.

2.22.4 Superfund Responsible Party.  The Company has not been identified as a potentially responsible party at any federal or state National Priority List (“Superfund”) site, and the Company has not transported, disposed of, or arranged for the disposal of any Hazardous Substances.

2.23  Company Acquisitions.   Section 2.23 of the Company Disclosure Schedule hereto contains a complete and correct list of all agreements (“Company Acquisition Agreements”) executed by the Company pursuant to which the Company has acquired or agreed to acquire all or any part of the stock or assets (including any customer list) of any Person.  A complete and correct copy of each of the Company Acquisition Agreements has been delivered to Parent.  The Company does not have any further obligation or liability under any of the Company Acquisition Agreements or as a result of the Stock Purchase and Sale and other transactions contemplated in this Agreement, except as described in reasonable detail in Section 2.23 of the Company Disclosure Schedule.

2.24  Books and Records.  All accounts, books, ledgers and official and other records prepared and kept by the Company have been kept and completed properly in all material respects, and there are no material inaccuracies or discrepancies contained or reflected therein.  Such records of the Company are located at the Company’s offices in El Paso, Texas.

2.25  Bank Accounts and Powers of Attorney.  Section 2.25 of the Company Disclosure Schedule sets forth the name of each bank in which the Company has an account, lock box or safe deposit box, the number of each such account, lock box or safe deposit box and the names of the Persons authorized to draw thereon or have access thereto.  Except as set forth on Section 2.25 of the Company Disclosure Schedule, no Person holds any power of attorney from the Company.

2.26  Certain Payments.  Neither the Company nor any director, officer, agent, or employee thereof, or to the knowledge of the Company and the Company Shareholder, any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property, or services (a) to obtain favorable treatment in securing business, (b) to pay for favorable treatment for business secured, (c) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any affiliate of the Company, or (d) in violation of any legal requirement, or (ii) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

2.27  Customers; Customer Relationships.  Section 2.27 of the Company Disclosure Schedule sets forth a complete list of the 20 largest clients and customers of the Company for the year ended on the Company Balance Sheet Date, including the amounts they paid to the Company in year ended on the Company Balance Sheet Date and in the prior year.  To the knowledge of the Company and the Company Shareholder, there are no facts or circumstances that are likely to result in the loss of any such client or customer of the Company or a material change in the relationship of the Company with any such client or customer.

2.28  Investment Intent.  The Company Shareholder acknowledges that the Common Stock shares delivered to the Company Shareholder pursuant to Section 1.2 shall be issued by Parent pursuant to registration exemptions under the Securities Act and any applicable state securities laws.  The Company

Shareholder represents to Parent and its officers and directors that the Parent Common Stock to be issued and delivered to the Company Shareholder pursuant to Section 1.2, at the time of delivery, will be acquired by the Company Shareholder for investment purposes only without the intent to resell such shares of Parent Common Stock and will not be transferred except pursuant to registration under the Securities Act and the applicable state securities acts or pursuant to exemption from registration under such acts.  The Company Shareholder hereby acknowledges that the Parent Common Stock to be issued and delivered to the Company Shareholder pursuant to Section 1.2 will be issued pursuant to exemption from registration under the Securities Act and the applicable state securities acts and the certificates evidencing the Parent Common Stock will bear appropriate restrictive transfer legends as required pursuant to the Securities Act and the applicable state securities acts.

2.29  Accuracy of Representations, Warranties and Covenants .  No representation, covenant or warranty by the Company Shareholder and the Company in this Agreement and, to the actual acknowledge of the Company Shareholder and the Company, no written information, agreements or documents furnished to Parent or Acquisition Sub by the Company Shareholder in connection with the Stock Purchase and Sale and the other transactions contemplated in this Agreement, contain or will contain any untrue statement of a material fact or omits or will omit to contain a material fact necessary in order to make the statement or information contained in this Agreement or in any such information, agreements or documents, in light of the circumstances under which statement or omission was made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF

PARENT AND ACQUISITION SUB

Each of Parent and Acquisition Sub, jointly and severally, represents and warrants to the Company Shareholder, AAI, AHA, ACNI and AHI that the representations, warranties, statements made in this Article III are true and correct as of the date of this Agreement and will be true and correct at Closing, except as specifically set forth in the schedules delivered by Parent and Acquisition Sub to the Company Shareholder, AAI, AHA, ACNI and AHI (the “Parent Disclosure Schedule“) provided, however, any disclosure made with reference to one or more sections of the Parent Disclosure Schedule shall be deemed disclosed with respect to each other Section of this Agreement as to which such disclosure is relevant provided that such relevance is reasonably apparent.  Disclosure of any matter in the Parent Disclosure Schedule shall not be deemed an admission that such matter is material.  Each of Parent and Acquisition Sub, jointly and severally, represents and warrants to the Company Shareholder, AAI, AHA, ACNI and AHI, as of the date of this Agreement and at Closing, as follows:

3.1  Corporate Organization.  Parent and each of its subsidiaries listed on Section 3.3 of the Parent Disclosure Schedule (the “Parent Subsidiaries“) is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization and has all requisite corporate power and authority to own, operate and lease its properties and assets as and where the same are owned, operated or leased and to conduct its business as it is now being conducted.  Parent and each of the Parent Subsidiaries is in good standing and duly qualified or licensed as a foreign corporation to do business in those jurisdictions in which the location of the property and assets owned, operated or leased by Parent and each of the Parent Subsidiaries or the nature of the business conducted by Parent and each of the Parent Subsidiaries makes such qualification or licensing necessary, except where the failure to be so qualified or licensed could not reasonably be expected to have a Material Adverse Effect.  Parent has heretofore delivered to the Company complete and correct copies of the Certificate of Incorporation and Bylaws of Parent and Articles of Incorporation and Bylaws of Acquisition Sub, as amended to and as in effect on the date hereof.

3.2  Capitalization; Preemptive Rights.

3.2.1 Parent Capitalization.  The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock, par value $0.01 per share, and 2,000,000 shares of Parent Preferred Stock, par value $1.00 per share.  As of June 18, 2004, the date of this Agreement, 11,847,280 shares of Parent Common Stock and no shares of Parent preferred stock were outstanding.

3.2.2  No Assessment, Preemptive Rights.  All outstanding shares of Parent Common Stock are validly issued and outstanding, fully paid and non-assessable and there are no preemptive or similar rights in respect of Parent Common Stock.  All outstanding shares of Parent Common Stock were issued in compliance with all requirements of all applicable federal and state securities laws.

3.2.3 Obligations to Issued Common Stock.  Section 3.2 of the Parent Disclosure Schedule sets forth a complete and correct list of (a) all stock options, including stock options granted under any Parent stock option plan, (b) all warrants to purchase Parent Common Stock, and (c) and other rights to receive Parent Common Stock indicating as to each holder thereof, the number of shares of Parent Common Stock subject thereto and the exercisability, exercise price and expiration and termination date therefor, if applicable.

3.3  Subsidiaries.

3.3.1 Parent Subsidiaries.  Except as listed on Section 3.3 of the Parent Disclosure Schedule, Parent does not have any subsidiaries.

3.3.2 Subsidiary Ownership.  Except as set forth in Section 3.3.2 of the Parent Disclosure Schedule, Parent and each of the Parent Subsidiaries has good and valid title to all shares of its subsidiaries free and clear of all Encumbrances.  All of the outstanding shares of capital stock of the Parent Subsidiaries are validly issued, fully paid and non-assessable, and there are no preemptive or similar rights in respect of any shares of capital stock of the Parent Subsidiaries.

3.4   No Commitments to Issue Capital Stock.   Except for the stock options, the warrants and contract rights set forth in Section 3.4 of the Parent Disclosure Schedule, there are no outstanding options, warrants, calls, convertible securities or other rights, agreements, commitments or other instruments pursuant to which the Parent or any of the Parent Subsidiaries is or may become obligated to authorize, issue or transfer any shares of its capital stock or any other equity interest.  Except as set forth in Section 3.4 of the Parent Disclosure Schedule, there are no agreements or understandings in effect among any of the stockholders of Parent or any of the Parent Subsidiaries or with any other Person and by which Parent or any of the Parent Subsidiaries is bound with respect to the voting, transfer, disposition or registration under the Securities Act of any shares of capital stock of the Parent or any of its Subsidiaries.

3.5  Authorization; Execution and Delivery.   Parent and Acquisition Sub each has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement by Parent and Acquisition Sub and the consummation by Parent or Acquisition Sub of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Parent and Acquisition Sub.  This Agreement has been duly executed and delivered by Parent and Acquisition Sub and constitutes the legal, valid and binding obligation of Parent and Acquisition Sub, enforceable against Parent and Acquisition Sub in accordance with this Agreement.  The shares of Parent Common Stock to be issued as part of the Stock Purchase Price have been duly reserved and authorized for issuance upon consummation of the Stock Purchase and Sale and, when issued pursuant to and in accordance with this Agreement, will be duly authorized, validly issued, fully paid and non-assessable shares of Parent Common Stock.

3.6  Governmental Approvals and Filings.  No approval, authorization, consent, license, clearance or order of, declaration or notification to, or filing or registration with, any governmental or regulatory authority is required in order (i) to permit Parent or Acquisition Sub to consummate the Stock Purchase and Sale or perform its obligations under this Agreement or (ii) to prevent the termination of, or Material Adverse Effect on, any Governmental License of Parent or any of the Parent Subsidiaries to enable Parent and the Parent Subsidiaries to own, operate and lease their properties and assets as and where such properties and assets are owned, leased or operated and to provide its services or carry on its business, or to prevent any material loss or disadvantage to Parent’s business, by reason of the Stock Purchase and Sale, except as set forth in Section 3.6 of the Parent Disclosure Schedule.

3.7  No Conflict.   Subject to compliance with any Governmental Licenses described in Section 3.7 of the Parent Disclosure Schedule and obtaining the Private Consents, neither the execution, delivery and performance of this Agreement by Parent or Acquisition Sub, nor the consummation by Parent or Acquisition Sub of the Stock Purchase and Sale and other transactions contemplated by this Agreement, will (i) conflict with, or result in a breach or violation of, any provision of the Certificate or Articles of Incorporation (or similar organizational document) or Bylaws of Parent or Acquisition Sub; (ii) conflict with, result in a breach or violation of, give rise to a default, or result in the acceleration of performance, or permit the acceleration or performance, under (whether or not after the giving of notice or lapse of time or both) any encumbrance, note, bond, indenture, guaranty, lease, license, agreement or other instrument, writ, injunction, order, judgment or decree to which Parent or Acquisition Sub or any of their respective properties or assets is subject; (iii) give rise to a declaration or imposition of any encumbrance upon any of the properties or assets of Parent or Acquisition Sub; or (iv) impair Parent’s business or adversely affect any Governmental License necessary to enable Parent and Acquisition Sub to carry on their business as presently conducted, except, in the cases of clauses (ii), (iii) or (iv), for any conflict, breach, violation, default, declaration, imposition or impairment that could not reasonably be expected to have a Material Adverse Effect.

3.8  SEC Filings.  The Parent Common Stock is the only class or securities of Parent registered under the Exchange Act.  Parent has filed all forms, reports or other documents  (the “Parent SEC Reports”) required to be filed with the SEC since its initial public offering of the Parent Common Stock on February 8, 2000.  The Parent SEC Reports

(i) were prepared in accordance, and complied as of their respective dates in all material respects, with the requirements of the Securities Act or the Exchange Act, as the case may be, and

(ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Parent has filed with the SEC as exhibits to the Parent SEC Reports all agreements, contracts and other documents or instruments required to be so filed, and such exhibits are correct and complete copies of such agreements, contracts and other documents or instruments.  Parent Subsidiaries are not required to file any forms, reports or other documents with the SEC under the Exchange Act.

3.9  Financial Statements; Absence of Undisclosed Liabilities.

3.9.1 Parent Financial Statements.  Parent has previously delivered to the Company complete and correct copies of the audited balance sheet of Parent (the “Parent Balance Sheet”) at December 31, 2003 (the “Parent Balance Sheet Date”) and audited statements of income, cash flows and stockholders’ equity of Parent for the fiscal year then ended, audited by BDO Seidman, LLP, independent certified public accountants (collectively, the “Parent Financial Statements”), all of which have been prepared from the books and records of Parent in accordance with GAAP consistently applied and maintained throughout the periods indicated (except as may be indicated in the notes thereto) and fairly present in all material respects the financial condition of Parent as at their respective dates and the results of the Parent’s operations and cash flows for the periods covered thereby.  Such statements of income do not contain any items of special or nonrecurring revenue or income or any revenue or income not earned in the Ordinary Course of Business, except as expressly specified therein.

3.9.2 No Undisclosed Liabilities.  Except as and to the extent reflected or reserved against on the Parent Balance Sheet, and except for liabilities which will not have a Material Adverse Effect, Parent did not have, as of the Parent Balance Sheet Date, any liabilities, debts or obligations (whether absolute, accrued, contingent or otherwise) of any nature that would be required as of such date to have been included on a balance sheet prepared in accordance with GAAP.  Since the Parent Balance Sheet Date, Parent has not incurred or suffered to exist any liability, debt or obligation (whether absolute, accrued, contingent or otherwise), except liabilities, debts and obligations incurred in the Ordinary Course of Business, consistent with past practice, none of which will have a Material Adverse Effect or incurred in connection with this Agreement and the transactions contemplated herein.  Other than the transactions contemplated by this Agreement, since the Parent Balance Sheet Date, there has been no material adverse change in the business, operations, assets (including intangible assets), condition (financial or otherwise), liabilities or results of operations of Parent and its Subsidiaries, taken as a whole, and no event has occurred which is reasonably likely to cause any such material adverse change.

3.10  Certain Other Financial Representations.  Since the Parent Balance Sheet Date, the Parent’s accounts payable have been accrued and paid in a manner consistent with the Parent’s prior practice.

3.11  Absence of Changes.   Except as disclosed in the Parent Financial Statements or as set forth in Section 3.11 of the Parent Disclosure Schedule, since the Parent Balance Sheet Date, Parent and Parent Subsidiaries have conducted their business only in the Ordinary Course of Business and Parent has not:

(i)  amended or otherwise modified its Certificate of Incorporation or bylaws (or similar organizational document);

(ii)  issued or sold or authorized for issuance or sale, or granted any options or warrants or amended or modified in any respect any previously granted option or warrant or made other agreements (other than this Agreement) of the type referred to in Section 3.4 with respect to, any shares of its capital stock or any other of its securities, or altered any term of any of its outstanding securities or made any change in its outstanding shares of capital stock or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise or redeemed, purchased or otherwise acquired any of its or its parent’s capital stock or agreed to do any of the foregoing (whether or not legally enforceable);

(iii)  recorded or accrued any item of revenue, except as a result of the provision of services in the Ordinary Course of Business and consistent with prior practice;

(iv)  incurred any indebtedness for borrowed money, entered into any lease that should be capitalized in accordance with GAAP or subjected to any encumbrance or other restriction any of its properties, business or assets except encumbrances or other restrictions that could not reasonably be expected to have a Material Adverse Effect;

(v)  discharged or satisfied any encumbrance, or paid any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than current liabilities shown on Parent  Balance Sheet as of the Parent Balance Sheet Date and current liabilities incurred since that date in the Ordinary Course of Business and consistent with prior practice;

(vi)  sold, transferred, leased to others or otherwise disposed of any material properties or assets or purchased, leased from others or otherwise acquired any material properties or assets except in the Ordinary Course of Business;

(vii)  canceled or compromised any debt or claim or waived or released any right of substantial value;

(viii)  terminated or received any notice of termination of any contract, lease, license or other agreement or any Governmental License, or suffered any damage, destruction or loss (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect;

(ix)  made any change in the rate of compensation, commission, bonus or other remuneration payable, or paid, agreed, or promised (in writing or otherwise) to pay, provide or modify, conditionally or otherwise, any bonus, extra compensation, pension, severance or vacation pay or any other benefit or perquisite of any other kind, to any director, officer, employee, salesman or agent of Parent or any of the Parent Subsidiaries, except in the Ordinary Course of Business consistent with prior practice and pursuant to or in accordance with plans disclosed in Section 3.11(a) of the Parent Disclosure Schedule that were in effect as of the Parent Balance Sheet Date;

(x)  made any increase in or commitment (whether or not legally enforceable) to increase or communicated any intention to increase any employee benefits, adopted or made any commitment to adopt any additional employee benefit plan or made any contribution, other than regularly scheduled contributions, to any Parent Plan (as defined in Section 3.14.1);

(xi)  lost the employment services of a senior manager or other employee of equal or higher ranking;

(xii)  made any loan or advance to any Person other than travel and other similar routine advances in the Ordinary Course of Business consistent with past practice, or acquired any capital stock or other securities of any other corporation or any ownership interest in any other business enterprise;

(xiii)  instituted, settled or agreed to settle any material litigation, action or proceeding before any court or governmental body relating to Parent or its properties or assets;

(xiv)  entered into any transaction, contract or commitment other than in the Ordinary Course of Business;

(xv)  changed any accounting practices, policies or procedures utilized in the preparation of Parent Financial Statements (including procedures with respect to revenue recognition, payment of accounts payable or collection of accounts receivable); or

(xvi)  entered into any agreement or made any commitment to take any of the types of action described in subparagraphs (i) through (xv) of this Section 3.11.

3.12  Tax Matters.

3.12.1 Tax Returns; Tax Payments.  Parent represents that, other than as disclosed in Section 3.12.1 of the Parent Disclosure Schedule,  Parent has timely filed all United States federal income Tax Returns and all other material Tax Returns required to be filed by it.  All such Tax Returns are complete and correct in all material respects (except to the extent a reserve has been established as reflected in the Parent Balance Sheet).  Parent has timely paid and discharged all Taxes due in connection with or with respect to the periods or transactions covered by such Tax Returns and has paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required), and there are no other Taxes that would be due if asserted by a taxing authority, except with respect to which Parent is maintaining reserves unless the failure to do so could not have a Material Adverse Effect.  Except as does not involve or would not result in liability to Parent that could have a Material Adverse Effect,

(i) there are no tax liens on any assets of Parent;

(ii) Parent has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax;

(iii) no unpaid (or unreserved) deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other governmental authority with respect to Parent;

(iv) there are no pending or, to the knowledge of Parent, threatened audits, investigations or claims for or relating to any liability in respect of Taxes of Parent; and

(v) Parent has not requested any extension of time within which to file any currently unfiled Tax Returns.

The accruals and reserves for Taxes (including deferred taxes) reflected in the Parent Balance Sheet are in all material respects adequate to cover all Taxes accruable through the date thereof (including Taxes being contested) in accordance with GAAP.

3.12.2 Other Related Tax Matters.  Parent represents that, other than as disclosed in Section 3.12.2 of the Parent Disclosure Schedule and other than with respect to items the inaccuracy of which could not have a Material Adverse Effect:

(i) Parent has not filed or been included in a combined, consolidated or unitary return (or substantial equivalent thereof) of any Person other than Parent;

(ii) Parent is not liable for Taxes of any Person other than Parent, or currently under any contractual obligation to indemnify any Person with respect to Taxes, or a party to any tax sharing agreement or any other agreement providing for payments by Parent with respect to Taxes;

(iii) Parent is not a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for United States federal income tax purposes;

(iv)  Parent is not a party to any agreement, contract, arrangement or plan that would result (taking into account the transactions contemplated by this Agreement), separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code;

(v) Parent is not a “consenting corporation” under Section 341(f) of the Code or any corresponding provision of state, local or foreign law;  and

(vi) Parent has not made an election nor is it required to treat any of its assets as owned by another Person for federal income tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code (or any corresponding provision of state, local or foreign law).

3.13  Employee Related Matters.

3.13.1 Employees; Employment Practices.  Except as set forth in Section 3.13.1 of the Parent Disclosure Schedule:

(i)  Parent and the Parent Subsidiaries have satisfactory relationships in all material respects with their employees.

(ii)  Parent is and has been in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, including any law, rule or regulation relating to discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees, and Parent is not or has not engaged in any unfair labor practices, except to the extent a failure to so comply could not, alone or together with any other failure, have a Material Adverse Effect.

(iii)  No collective bargaining agreement with respect to the business of Parent and the Parent Subsidiaries are currently in effect or being negotiated.  Parent and the Parent Subsidiaries do not have any obligation to negotiate any such collective bargaining agreement.  There are no labor unions representing, purporting to represent or attempting to represent any employee of Parent or any of Parent Subsidiaries.

(iv)  There are no strikes, slowdowns or work stoppages pending or, to the best of Parent’s knowledge, threatened with respect to the employees of Parent or any of the Parent Subsidiaries, nor has any such strike, slowdown or work stoppage occurred or, to the best of Parent’s knowledge, been threatened.  There is no representation claim or petition or complaint pending before the National Labor Relations Board or any state or local labor agency and, to the best of Parent’s knowledge, no question concerning representation has been raised or threatened respecting the employees of Parent or any of the Parent Subsidiaries.

(v)  To the best of Parent’s knowledge, no charges with respect to or relating to the business of Parent and any of the Parent Subsidiaries are pending before the Equal Employment Opportunity Commission, or any state or local agency responsible for the prevention of unlawful employment practices, which could reasonably be expected to have a Material Adverse Effect.

3.13.2 Governmental Contracts.  Except as set forth in Section 3.13.2 of Parent Disclosure Schedule, Parent is not a contractor or subcontractor with obligations under any federal, state or local government contract.

3.13.3  No Benefit Plan Liabilities.  Except as set forth in Section 3.13.3 of Parent Disclosure Schedule, Parent has not or could not have any material liability, whether absolute or contingent, including any obligations under any of the Parent Plans described in Section 3.14 of the Parent Disclosure Schedule, with respect to any misclassification of a Person as an independent contractor rather than as an employee.

3.13.4 List of Employment Agreements.  Section 3.13.4 of Parent Disclosure Schedule contains a complete and correct list of all employment, management or other consulting agreements with any Persons employed or retained by Parent (including independent consultants), complete and correct copies of which have been delivered to the Company.

3.14   Benefit Plans.

3.14.1 Related Definitions.  The following terms have the meanings set forth below.

(i) “Parent Other Benefit Obligation” means an Other Benefit Obligation owed, adopted, or followed by Parent or an ERISA Affiliate of Parent.

(ii) “Parent Plan” means all Plans of which Parent or an ERISA Affiliate of Parent is or was a Plan Sponsor, or to which Parent or an ERISA Affiliate of Parent otherwise contributes or has contributed, or in which Parent or an ERISA Affiliate of Parent otherwise participates or has participated. All references to Plans are to Parent Plans unless the context requires otherwise.

(iii) “Parent VEBA” means a VEBA whose members include employees of Parent or any ERISA Affiliate of Parent.

(iv) “ERISA Affiliate” means, with respect to Parent, any other Person that, together with Parent, would be treated as a single employer under Code Section 414.

3.14.2 Schedule of Plans, Affiliates, Liabilities, etc.

(i)  Section 3.14.2(i) of the Parent Disclosure Schedule contains a complete and accurate list of all Parent Plans, Parent Other Benefit Obligations, and Parent VEBAs, and identifies as such all Parent Plans that are (A) defined benefit Pension Plans, (B) Qualified Plans, (C) Title IV Plans, or (D) Multi-Employer Plans.

(ii)  Section 3.14.2(ii) of the Parent Disclosure Schedule contains a complete and accurate list of (A) all ERISA Affiliates of Parent, and (B) all Plans of which any such ERISA Affiliate is or was a Plan Sponsor, in which any such ERISA Affiliate participates or has participated, or to which any such ERISA Affiliate contributes or has contributed.

(iii)  Section 3.14.2(iii) of the Parent Disclosure Schedule sets forth, for each Multi-Employer Plan, as of its last valuation date, the amount of potential withdrawal liability of Parent and Parent’s other ERISA Affiliates, calculated according to information made available pursuant to ERISA Section 4221(e).

(iv)  Section 3.14.2(iv) of Parent Disclosure Schedule sets forth a calculation of the liability of Parent for post-retirement benefits other than pensions, made in accordance with Financial Accounting Statement 106 of the Financial Accounting Standards Board, regardless of whether Parent is required by this Statement to disclose such information.

(v)  Section 3.14.2(v) of Parent Disclosure Schedule sets forth the financial cost of all obligations owed under any Parent Plan or Parent Other Benefit Obligation that is not subject to the disclosure and reporting requirements of ERISA.

3.14.3 Deliveries of Related Plan Agreements, Documents, Etc.   Parent has delivered to the Company, or will deliver to the Company within ten days of the date of this Agreement:

(i)  all documents that set forth the terms of each Parent Plan, Parent Other Benefit Obligation, or Parent VEBA and of any related trust, including (A) all plan descriptions and summary plan descriptions of Parent Plans for which Parent is required to prepare, file, and distribute plan descriptions and summary plan descriptions, and (B) all summaries and descriptions furnished to participants and beneficiaries regarding Parent Plans, Parent Other Benefit Obligations, and Parent VEBAs for which a plan description or summary plan description is not required;

(ii)  all collective bargaining agreements pursuant to which contributions have been made or obligations incurred (including both pension and welfare benefits) by Parent and the ERISA Affiliates of Parent, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities;

(iii)   written description of any Parent Plan or Parent Other Benefit Obligation that is not otherwise in writing;

(iv)  all registration statements filed with respect to any Parent Plan;

(v)  all insurance policies purchased by or to provide benefits under any Parent Plan;

(vi)  all contracts with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Parent Plan, Parent Other Benefit Obligation, or Parent VEBA;

(vii)  all reports submitted within the four years preceding the date of this Agreement by third party administrators, actuaries, investment managers, consultants, or other independent contractors with respect to any Parent Plan, Parent Other Benefit Obligation, or Parent VEBA;

(viii)  all notifications to employees of their rights under ERISA Section 601 et seq. and Code Section 4980B;

(ix)  the Form 5500 filed in each of the most recent three plan years with respect to each Parent Plan, including all schedules thereto and the opinions of independent accountants;

(x)  all notices that were given by Parent or any ERISA Affiliate of Parent or any Parent Plan to the IRS, the PBGC, or any participant or beneficiary, pursuant to statute, within the four years preceding the date of this Agreement, including notices that are expressly mentioned elsewhere in this Section 3.14;

(xi)  all notices that were given by the IRS, the PBGC, or the Department of Labor to Parent, any ERISA Affiliate of Parent, or any Parent Plan within the four years preceding the date of this Agreement;

(xii)  with respect to Qualified Plans and VEBAs, the most recent determination letter for each Plan of Parent that is a Qualified Plan; and

(xiii)  with respect to Title IV Plans, the Form PBGC-1 filed for each of the three most recent plan years.

3.14.4 Other Plan Related Matters.  Except as set forth in Section 3.14.4 of the Parent Disclosure Schedule:

(i)  Parent has performed all of its obligations under all Parent Plans, Parent Other Benefit Obligations, and Parent VEBAs. Parent has made appropriate entries in its financial records and statements for all obligations and liabilities under such Plans, VEBAs, and Obligations that have accrued but are not due.

(ii)  No statement, either written or oral, has been made by Parent to any Person with regard to any Plan or Other Benefit Obligation that was not in accordance with the Plan or Other Benefit Obligation and that could have an adverse economic consequence to Parent or the Parent Subsidiaries.

(iii)  Parent, with respect to all Parent Plans, Parent Other Benefit Obligations, and Parent VEBAs, is, and each Parent Plan, Parent Other Benefit Obligation, and Parent VEBA is, in full compliance with ERISA, the Code, and other applicable laws including the provisions of such laws expressly mentioned in this Section 3.14, and with any applicable collective bargaining agreement.

(A)  No transaction prohibited by ERISA Section 406 and no “prohibited transaction” under Code Section 4975(c) have occurred with respect to any Parent Plan.

(B)  Parent has no liability to the IRS with respect to any Plan, including any liability imposed by Chapter 43 of the Code.

(C)  Parent has no liability to the PBGC with respect to any Plan or any liability under ERISA Section 502 or Section 4071.

(D)  All filings required by ERISA and the Code as to each Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the Code have been timely provided.

(E)  All contributions and payments made or accrued with respect to all Parent Plans, Parent Other Benefit Obligations, and Parent VEBAs are deductible under Code Section 162 or Section 404. No amount, or any asset of any Parent Plan or Parent VEBA, is subject to tax as unrelated business taxable income.

(iv)  Each Parent Plan can be terminated within thirty days, without payment of any additional contribution or amount and without the vesting or acceleration of any benefits promised by such Plan.

(v)  Since December 31, 2003, there has been no establishment or amendment of any Parent Plan, Parent VEBA, or Parent Other Benefit Obligation.

(vi)  No event has occurred or circumstance exists that could result in a material increase in premium costs of Parent Plans and Parent Other Benefit Obligations that are insured, or a material increase in benefit costs of such Plans and Obligations that are self-insured.

(vii)  Other than claims for benefits submitted by participants or beneficiaries, no claim against, or legal proceeding involving, any Parent Plan, Parent Other Benefit Obligation, or Parent VEBA is pending or, to the knowledge of Parent is threatened.

(viii)  No Parent Plan is a stock bonus, pension, or profit-sharing plan within the meaning of Code Section 401(a).

(ix)  Each Qualified Plan of Parent is qualified in form and operation under Code Section 401(a); each trust for each such Plan is exempt from federal income tax under Code Section 501(a). Each Parent VEBA is exempt from federal income tax. No event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any such Plan or trust.

(x)  Parent and each ERISA Affiliate of Parent has met the minimum funding standard, and has made all contributions required, under ERISA Section 302 and Code Section 402.

(xi)  No Parent Plan is subject to Title IV of ERISA.

(xii)  Parent has paid all amounts due to the PBGC pursuant to ERISA Section 4007.

(xiii)  Neither Parent nor any ERISA Affiliate of Parent has ceased operations at any facility or has withdrawn from any Title IV Plan in a manner that would subject any entity or Parent to liability under ERISA Section 4062(e), Section 4063, or Section 4064.

(xiv)  Neither Parent nor any ERISA Affiliate of Parent has filed a notice of intent to terminate any Plan or has adopted any amendment to treat a Plan as terminated. The PBGC has not instituted proceedings to treat any Parent Plan as terminated. No event has occurred or circumstance exists that may constitute grounds under ERISA Section 4042 for the termination of, or the appointment of a trustee to administer, any Parent Plan.

(xv)  No amendment has been made, or is reasonably expected to be made, to any Plan that has required or could require the provision of security under ERISA Section 307 or Code Section 401(a)(29).

(xvi)  No accumulated funding deficiency, whether or not waived, exists with respect to any Parent Plan; no event has occurred or circumstance exists that may result in an accumulated funding deficiency as of the last day of the current plan year of any such Plan.

(xvii)  The actuarial report for each Pension Plan of Parent and each ERISA Affiliate of Parent fairly presents the financial condition and the results of operations of each such Plan in accordance with GAAP.

(xviii)  Since the last valuation date for each Pension Plan of Parent and each ERISA Affiliate of Parent, no event has occurred or circumstance exists that would increase the amount of benefits under any such Plan or that would cause the excess of Plan assets over benefit liabilities (as defined in ERISA Section 4001) to decrease, or the amount by which benefit liabilities exceed assets to increase.

(xix)  No reportable event (as defined in ERISA Section 4043 and in regulations issued thereunder) has occurred.

(xx)  Parent has no knowledge of any facts or circumstances that may give rise to any liability of Parent or any of the Parent Subsidiaries to the PBGC under Title IV of ERISA.

(xxi)  Neither Parent nor any ERISA Affiliate of Parent has ever established, maintained, or contributed to or otherwise participated in, or had an obligation to maintain, contribute to, or otherwise participate in, any Multi-Employer Plan.

(xxii)  Neither Parent nor any ERISA Affiliate of Parent has withdrawn from any Multi-Employer Plan with respect to which there is any outstanding liability as of the date of this Agreement. No event has occurred or circumstance exists that presents a risk of the occurrence of any withdrawal from, or the participation, termination, reorganization, or insolvency of, any Multi-Employer Plan that could result in any liability of either the Company, Parent, or Acquisition Sub to a Multi-Employer Plan.

(xxiii)  Neither Parent nor any ERISA Affiliate of Parent has received notice from any Multi-Employer Plan that it is in reorganization or is insolvent, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, or that such Plan intends to terminate or has terminated.

(xxiv)  No Multi-Employer Plan to which Parent or any ERISA Affiliate of Parent contributes or has contributed is a party to any pending merger or asset or liability transfer or is subject to any proceeding brought by the PBGC.

(xxv)  Except to the extent required under ERISA Section 601 et seq. and Code Section 4980B, Parent and the Parent Subsidiaries do not provide health or welfare benefits for any retired or former employee nor is it obligated to provide health or welfare benefits to any active employee following such employee*s retirement or other termination of service.

(xxvi)  Parent has the right to modify and terminate benefits to retirees (other than pensions) with respect to both retired and active employees.

(xxvii)  Parent and the Parent Subsidiaries have complied with the provisions of ERISA Section 601 et seq. and Code Section 4980B.

(xxviii)  No payment that is owed or may become due to any director, officer, employee, or agent of Parent or any Parent Subsidiaries will be non-deductible to Parent or any of the Parent Subsidiaries or subject to tax under Code Section 280G or Section 4999; nor will Parent and any of the Parent Subsidiaries be required to “gross up” or otherwise compensate any such Person because of the imposition of any excise tax on a payment to such Person.

(xxix)  The consummation of the Stock Purchase and Sale will not result in the payment, vesting, or acceleration of any benefit.

3.15  Title to Properties.   Except as set forth in Section 3.15 of the Parent Disclosure Schedule, each of Parent and the Parent Subsidiaries have good and indefeasible title to all of their properties and assets, free and clear of all encumbrances, except liens for taxes not yet due and payable and such encumbrances or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which could not reasonably be expected to have a Material Adverse Effect, and except for encumbrances which secure indebtedness reflected in Parent Balance Sheet.

3.16  Compliance with Laws; Legal Proceedings.

3.16.1 Legal Compliance.  Parent and the Parent Subsidiaries are not in violation of, or in default with respect to, any applicable statute, regulation, ordinance, writ, injunction, order, judgment, decree or any Governmental License, including any federal state or local law regarding or relating to trespass or violations of privacy rights, which violation or default could reasonably be expected to have a Material Adverse Effect.

3.16.2  Legal Proceedings. Except as set forth in Section 3.16.2 of the Parent Disclosure Schedule, there is no order, writ, injunction, judgment or decree outstanding and no legal, administrative, arbitration or other governmental proceeding or investigation pending or, to the best of the knowledge of Parent and Acquisition Sub, threatened, and there are no claims (including unasserted claims of which Parent or Acquisition Sub is aware) against Parent or the Parent Subsidiaries or any of their respective properties, assets or businesses.  There is no legal, administrative or other governmental proceeding or investigation pending or, to the best of the knowledge of Parent or Acquisition Sub, threatened against the Parent or the Parent Subsidiaries or any of their directors or officers, as such, that relate to this Agreement, the Stock Purchase and Sale or the other transactions contemplated by this Agreement.  None of the items listed in Section 3.16.2 of the Parent Disclosure Schedule could reasonably be expected to have a Material Adverse Effect.  Parent has not been a defendant (either originally, by counter-claim or impleading) in any legal proceedings which have either been filed in the past three (3) fiscal years or are currently pending (all as set forth in Section 3.16.2 of the Parent Disclosure Schedule).  Except as set forth in Section 3.16.2 of the Parent Disclosure Schedule, none of the legal proceedings set forth in Section 3.16.2 of the Parent Disclosure Schedule has had or, to the best of  knowledge of Parent or Acquisition Sub, will have a Material Adverse Effect.

3.17  Brokers.   Except as set forth in Section 3.17 of the Parent Disclosure Schedule, no broker, finder or investment advisor acted directly or indirectly as such for Parent, Acquisition Sub or any shareholder of Parent in connection with this Agreement or the Stock Purchase and Sale, and no broker, finder, investment advisor or other Person is entitled to any fee or other commission, or other remuneration, in respect thereof based in any way on any action, agreement, arrangement or understanding taken or made by or on behalf of Parent, Acquisition Sub or any shareholder of Parent.

3.18  Intellectual Property.

3.18.1 Ownership and Right to Use. Parent and the Parent Subsidiaries own, or are licensed or otherwise possesses legally enforceable rights to use, all patents, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or material that are used in the business of Parent and the Parent Subsidiaries as currently conducted, except as could not reasonably be expected to have a Material Adverse Effect.

3.18.2 Transferability.  Except as disclosed in Section 3.18.2 of the Parent Disclosure Schedule or as could not reasonably be expected to have a Material Adverse Effect:

(i) Parent and the Parent Subsidiaries are not and will not be as a result of the execution and delivery of this Agreement or the performance of their obligations under this Agreement, in violation of any licenses, sublicenses and other agreements that Parent or any of the Parent Subsidiaries is a party and pursuant to which Parent or any of its Subsidiaries is authorized to use any patents, trademarks, service marks or copyrights owned by others (“Parent Third-Party Intellectual Property Rights”);

(ii)  No claims with respect to the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names and any applications therefor owned by Parent or any of the Parent Subsidiaries (the “Parent Intellectual Property Rights”), any trade secret material to Parent or any of the Parent Subsidiaries, or Parent Third Party Intellectual Property Rights to the extent arising out of any use, reproduction or distribution of Parent Third Party Intellectual Property Rights by or through Parent or any of the Parent Subsidiaries, are currently pending or, to the best of the knowledge of Parent or Acquisition Sub, have been threatened by any Person; or

(iii) Parent and Acquisition Sub do not know of any valid grounds for any bona fide claims (1) to the effect that the sale, licensing or use of any product or service as now sold, licensed or used, or proposed for sale, license or use by Parent or any of the Parent Subsidiaries infringes on any copyright, patent, trademark, service mark or trade secret; (2) against the use by Parent or any of the Parent Subsidiaries of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of Parent or any of the Parent Subsidiaries as currently conducted or as proposed to be conducted; (3) challenging the ownership, validity or effectiveness of any of Parent Intellectual Property Rights or other trade secret material to Parent or any of the Parent Subsidiaries; or (4) challenging the license or legally enforceable right to use of Parent Third Party Intellectual Rights by Parent or any of the Parent Subsidiaries.

3.18.3 No Infringement.  To the best of the knowledge of Parent and Acquisition Sub, there is no material unauthorized use, infringement or misappropriation of any of Parent Intellectual Property Rights by any third party, including any employee or former employee of Parent or any of the Parent Subsidiaries.

3.19  Insurance.  Except as set forth in Section 3.19 of the Parent Disclosure Schedule, all material fire and casualty, general liability, business interruption, product liability and other insurance policies maintained by Parent and the Parent Subsidiaries are with reputable insurers, provide adequate coverage for all normal risks incident to assets, properties and business operations of Parent and the Parent Subsidiaries, and are in character and amount at least equivalent to that carried by Persons engaged in a business subject to the same or similar perils or hazards.

3.20  Contracts, Etc.   Set forth on Section 3.20 of the Parent Disclosure Schedule is a complete and correct list of each of the following agreements, leases and other instruments, both oral and written, to which Parent or any one of the Parent Subsidiaries is a party or by which Parent, any one of the Parent Subsidiaries or its properties or assets are bound:

(i)   each service or other similar type of agreement under which services are provided by any other Person to Parent or any one of the Parent Subsidiaries that is material to the business of Parent or any one of the Parent Subsidiaries taken as a whole;

(ii)  each agreement that restricts the operation of the business of Parent or any one of the Parent Subsidiaries or the ability of Parent or any one of the Parent Subsidiaries to solicit customers or employees;

(iii)  each operating lease (as lessor, lessee, sublessor or sublessee) that is material to Parent or any one of the Parent Subsidiaries taken as a whole of any real or tangible personal property or assets;

(iv)  each agreement under which services are provided by Parent or any one of the Parent Subsidiaries to any material customer;

(v)  each agreement (including capital leases) under which any money has been or may be borrowed or loaned or any note, bond, indenture or other evidence of indebtedness has been issued or assumed (other than those under which there remain no ongoing obligations of Parent or any one of the Parent Subsidiaries), and each guaranty of any evidence of indebtedness or other obligation, or of the net worth, of any Person (other than endorsements for the purpose of collection in the Ordinary Course of Business);

(vi)  each partnership, joint venture or similar agreement;

(vii)  each agreement containing restrictions with respect to the payment of dividends or other distributions in respect of the capital stock of Parent or any one of the Parent Subsidiaries;

(viii)  each agreement to make unpaid capital expenditures in excess of $25,000;

(ix)  each agreement providing for accelerated or special payments as a result of the Stock Purchase and Sale, including any shareholder rights plan or other instrument commonly referred as a “poison pill.”

A complete and correct copy of each written agreement, lease or other type of document, and a true, complete and correct summary of each oral agreement, lease or other type of document, required to be disclosed pursuant to this Section 3.20 has been previously delivered to the Company Shareholder.  Furthermore, each agreement, lease or other type of document required to be disclosed pursuant to Sections 3.13, 3.14 or 3.20 to which Parent or any one of the Parent Subsidiaries is a party or by which Parent or any one of the Parent Subsidiaries or its properties or assets are bound (collectively, the “Parent Contracts”), except those Parent Contracts the loss of which could reasonably be expected to not have a Material Adverse Effect, is valid, binding and in full force and effect and is enforceable by Parent or any one of the Parent Subsidiaries in accordance with its terms.  Parent and the Parent Subsidiaries are not (with or without the lapse of time or the giving of notice, or both) in breach of or in default under any of the Parent Contracts, and, to the best of the knowledge of Parent and Acquisition Sub, no other party to any of the Parent Contracts is (with or without the lapse of time or the giving of notice, or both) in breach of or in default under any of the Parent Contracts, where such breach or default could reasonably be expected to have a Material Adverse Effect.  No existing or completed agreement to which Parent or any one of the Parent Subsidiaries is a party is subject to renegotiation with any governmental body.

3.21  Permits, Authorizations, Etc.    Section 3.21 of the Parent Disclosure Schedule sets forth all Governmental Licenses and each other material approval, authorization, consent, license, certificate, order or other permit of any governmental agencies, whether federal, state, local or foreign, necessary to enable Parent and each of the Parent Subsidiaries to own, operate and lease its properties and assets as and where such properties and assets are owned, leased or operated and to provide service and carry on its business as presently provided and conducted (collectively, the “Parent Permits”) or required to permit the continued conduct of such business following the Stock Purchase and Sale in the manner conducted on the date of this Agreement (indicating in each case whether or not the consent of any Person is required for the consummation of the transactions contemplated by this Agreement).  Parent and the Parent Subsidiaries have all necessary Parent Permits of all governmental agencies, whether federal, state, local or foreign, all of which are valid and in good standing with the issuing agencies and not subject to any proceedings for suspension, modification or revocation, except for such Parent Permits which could not reasonably be expected to have a Material Adverse Effect.

3.22  Environmental Matters.

3.22.1 Compliance.  Parent and each of the Parent Subsidiaries has obtained all Environmental Permits that are required for the lawful operation of its business except for such Environmental Permits the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect.  Parent and the Parent Subsidiaries (i) are in compliance with all terms and conditions of their Environmental Permits and are in compliance with and not in default under any applicable Environmental Law, except for such failure to be in compliance that could not reasonably be expected to have Material Adverse Effect, and (ii) have not received written notice of any material violation by or material claim against Parent under any Environmental Law.

3.22.2 No Environmental Releases.  There have been no Releases or threatened Releases of any Hazardous Substances (i) into, on or under any of the properties owned or operated (or formerly owned or operated) by Parent or any such Subsidiary in such a way as to create any liability (including the costs of investigation or remediation) under any applicable Environmental Law that could reasonably be expected to have a Material Adverse Effect.

3.22.3 Superfund Responsible Party.   Parent has not  been identified as a potentially responsible party at any federal or stated National Priority List (“superfund”) site.

3.23  Parent Acquisitions.   Section 3.23 of the Parent Disclosure Schedule contains a complete and correct list of all agreements (“Parent Acquisition Agreements”) executed by Parent and the Parent Subsidiaries pursuant to which Parent acquired or agreed to acquire all or any part of the stock or assets (including any customer list) of any Person.  Parent and the Parent Subsidiaries do not have any further obligation or liability under any of the Parent Acquisition Agreements or as a result of the transactions provided for in the Parent Acquisition Agreement, except as described in reasonable detail in Section 3.23 of the Parent Disclosure Schedule.

3.24  Books and Records.  All accounts, books, ledgers and official and other records prepared and kept by Parent and the Parent Subsidiaries have been properly kept and completed in all material respects, and there are no material inaccuracies or discrepancies contained or reflected therein.  Such records of Parent and the Parent Subsidiaries are located at Parent’s offices in Grand Prairie, Texas.

3.25  Certain Payments.  Parent and the Parent Subsidiaries and none of their directors, officers, agents, or employees, or to the knowledge of Parent and Acquisition Sub, any other Person associated with or acting for or on behalf of Parent or any of the Parent Subsidiaries, has directly or indirectly

(i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property, or services

(a) to obtain favorable treatment in securing business, (b) to pay for favorable treatment for business secured, (c) to obtain special concessions or for special concessions already obtained, for or in respect of Parent or any affiliate of Parent, or (d) in violation of any legal requirement, or

(ii) established or maintained any fund or asset that has not been recorded in the books and records of Parent or one of the Parent Subsidiaries.

3.26  Customers; Customer Relationships.  Section 3.26 of the Parent Disclosure Schedule sets forth the number of members and the revenues generated from the divisions of the Parent Subsidiaries in each of the years ended December 31, 2002 and 2003.  Except as disclosed on Section 3.26 of the Parent Disclosure Schedule, to the knowledge of Parent and Acquisition Sub, there are no facts or circumstances that are likely to result in the loss of any client or customer of Parent and Parent Subsidiaries that, in each case, could result in a Material Adverse Effect or a material change in the relationship of Parent and the Parent Subsidiaries with any client or customer.

3.27  Ownership of Acquisition Sub; No Prior Activities.  Acquisition Sub is a direct, wholly-owned subsidiary of Parent and was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.  As of the date of this Agreement and the Closing, expect for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and expect for this Agreement and any other agreements or arrangements contemplated by this Agreement, Acquisition Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

3.28 Accuracy of Representations, Warranties and Covenants.  No representation, covenant or warranty by Parent and Acquisition Sub in this Agreement and, to the actual acknowledge of Parent and Acquisition Sub, no written information, agreements or documents furnished to the Company Shareholder or the Company by Parent in connection with the Stock Purchase and Sale and the other transactions contemplated in this Agreement, contain or will contain any untrue statement of a material fact or omits or will omit to contain a material fact necessary in order to make the statement or information contained in this Agreement or in any such information, agreements or documents, in light of the circumstances under which statement or omission was made, not misleading.

ARTICLE IV

CONDUCT OF BUSINESS PENDING THE CLOSING

4.1  Conduct of Business by the Company Pending the Closing.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing (should there be any time between the effective date of this Agreement and the Closing), the Company Shareholder and the Company covenants and agrees that, unless Parent shall otherwise agree in writing, the Company shall and the Company Shareholder shall cause the Company to

(i) conduct its business only in, and shall not take any action except in, the Ordinary Course of Business and in a manner consistent with past practice,

(ii) use reasonable commercial efforts to preserve substantially intact the business organization of the Company,

(iii) keep available the services of the present officers, employees, agents and consultants of the Company and

(iv) preserve the present relationships of the Company with customers, suppliers and other Persons with which the Company has significant business relations.

By way of amplification and not limitation, except as contemplated by this Agreement, the Company shall not and the Company Shareholder shall cause the Company not, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent:

(a)  amend or otherwise change the Company’s Articles of Incorporation or Bylaws;

(b)  issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company or any of its Affiliates;

(c)  sell, transfer, lease to others or otherwise dispose of or subject to any encumbrance any material assets or properties of the Company or purchase, lease from others or otherwise acquire any material assets or properties (except for (I) purchases or sales of assets in the Ordinary Course of Business and in a manner consistent with past practice, (II) dispositions of obsolete or worthless assets, and (III) purchases or sales of immaterial assets not in excess of $20,000);

(d)  (I) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock,  (II) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (III) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any Person  to purchase, repurchase, redeem or otherwise acquire, any of its securities, including shares of Company Common Stock [or Preferred Stock] or any option, warrant or right, directly or indirectly, to acquire shares of Company Common Stock[ or Preferred Stock];

(e)  (I) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (II) incur any indebtedness for borrowed money, except for borrowings and reborrowing under the Company’s existing credit facilities or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, except in the Ordinary Course of Business consistent with past practice; (III) authorize any capital expenditures or purchases of fixed assets which are, in the aggregate, in excess of the amount set forth in Section 4.1 of the Company Disclosure Schedule for the Company; or (IV) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by subparagraph (e) of this Section 4.1;

(f)  make any change in the rate of compensation, commission, bonus or other remuneration payable, or pay or agree or promise to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to any director, officer, employee, salesman or agent of the Company except in the Ordinary Course of Business consistent with prior practice and pursuant to or in accordance with plans disclosed in Section 2.14.2 of the Company Disclosure Schedule that were in effect as of the date of this Agreement or make any increase in or commitment to increase any employee benefits, adopt or make any commitment to adopt any additional employee benefit plan or make any contribution, other than regularly scheduled contributions, to any Employee Benefit Plan;

(g)  take any action to change accounting practices, policies or procedures (including procedures with respect to revenue recognition, payments of accounts payable or collection of accounts receivable);

(h)  make any material tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign Tax liability or agree to an extension of a statute of limitations, except to the extent the amount of any such settlement has been reserved for in the Company Financial Statements;

(i)  pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction when due, in the Ordinary Course of Business and consistent with past practice of liabilities reflected or reserved against in the Company Financial Statements or incurred after the Company Balance Sheet Date in the Ordinary Course of Business and consistent with past practice;

(j)  enter into any transaction, contract or commitment other than in the Ordinary Course of Business; or

(k)   take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (j) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company and the Company Shareholder from performing or cause the Company or the Company Shareholder not to perform its covenants and agreements in this Agreement.

4.2  Conduct of Business by Parent Pending the Closing.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, Parent covenants and agrees that, except as set forth in Section 4.2 of the Parent Disclosure Schedule or unless the Company Shareholder shall otherwise agree in writing, Parent shall conduct its business, and cause the businesses of the Parent Subsidiaries to be conducted, in the Ordinary Course of Business and consistent with past practice, other than actions taken by Parent or the Parent Subsidiaries in contemplation of the Stock Purchase and Sale, and shall not directly or indirectly do, or cause or allow any of the Parent Subsidiaries to do or propose to do, or propose to do, any of the following without the prior written consent of the Company Shareholder:

(i)  amend or otherwise change Parent’s Certificate of Incorporation or Bylaws;

(ii)  issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in Parent, Acquisition Sub or any of their Affiliates, except for the issuance of shares of Parent Common Stock issuable upon the exercise of the Stock Options and Warrants and other commitments listed in Section 3.2 of the Parent Disclosure Schedule;

(iii)  sell, transfer, lease to others or otherwise dispose of or subject to any encumbrance any material assets or properties owned by it or purchase, lease from others or otherwise acquire any material assets or properties (except for (a) purchases or sales of assets in the Ordinary Course of Business and in a manner consistent with past practice, (b) dispositions of obsolete or worthless assets, and (c) purchases or sales of immaterial assets not in excess of $20,000);

(iv)  (a) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, (b) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (c) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any Person to purchase, repurchase, redeem or otherwise acquire, any of its securities, including shares of Parent Common Stock or any option, warrant or right, directly or indirectly, to acquire shares of Parent Common Stock;

(v)  (a) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (b) incur any indebtedness for borrowed money, except for borrowings and reborrowing under its existing credit facilities or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, except in the Ordinary Course of Business consistent with past practice; (c) authorize any capital expenditures or purchases of fixed assets which are, in the aggregate, in excess of the amount set forth in Section 4.2 of the Parent Disclosure Schedule for Parent and its Subsidiaries taken as a whole; or (d) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by subparagraph (v) of this Section 4.2;

(vi)  make any change in the rate of compensation, commission, bonus or other remuneration payable, or pay or agree or promise to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to any director, officer, employee, salesman or agent of Parent or its Subsidiaries except in the Ordinary Course of Business consistent with prior practice and pursuant to or in accordance with plans disclosed in Section 3.14.2 of the Parent Disclosure Schedule that were in effect as of the date of this Agreement or make any increase in or commitment to increase any employee benefits, adopt or make any commitment to adopt any additional employee benefit plan or make any contribution, other than regularly scheduled contributions, to any Employee Benefit Plan;

(vii)  take any action to change accounting practices, policies or procedures (including procedures with respect to revenue recognition, payments of accounts payable or collection of accounts receivable);

(viii)  make any material tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign Tax liability or agree to an extension of a statute of limitations, except to the extent the amount of any such settlement has been reserved for in Parent Financial Statements;

(ix)  pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction when due, in the Ordinary Course of Business and consistent with past practice of liabilities reflected or reserved against in Parent Financial Statements or incurred after the Parent Balance Sheet Date, in the Ordinary Course of Business and consistent with past practice;

(x)  enter into any transaction, contract or commitment other than in the Ordinary Course of Business; or

(xi)  take, or agree in writing or otherwise to take, any of the actions described in subparagraphs (i) through (x) of this Section 4.2, or any action which would make any of the representations or warranties of Parent contained in this Agreement untrue or incorrect or prevent

Parent and Acquisition Sub from performing or cause Parent and Acquisition Sub not to perform its covenants and agreement in this Agreement.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1  Company Shareholder Approval.  The Company Shareholder by execution of this Agreement hereby approves the Stock Purchase and Sale and the other transactions contemplated in this Agreement in all respects.

5.2  Access to Information; Confidentiality.  Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such Party is subject (from which such Party shall use reasonable efforts to be released), the Company Shareholder and Parent shall each (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other reasonable access, during the period prior to the Closing, to all its properties, books, contracts, commitments and records and, during such period, the Company and Parent each shall (and shall cause each of its Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and each shall make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other’s business, properties and personnel as either Parent or the Company may reasonably request.  Each Party shall keep such information confidential.

5.3  Consents; Approvals.  The Company, the Company Shareholder, Parent and Acquisition Sub shall use their reasonable best efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States and foreign governmental and regulatory rulings and approvals), and the Company, the Company Shareholder, Parent and Acquisition Sub shall make all filings (including, without limitation, all filings with United States and foreign governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by the Company, the Company Shareholder, Parent and Acquisition Sub and the consummation by them of the transactions contemplated by this Agreement.

5.4  Agreements with Respect to Affiliates.  Upon execution of this Agreement, the Company Shareholder and the Company shall deliver to Parent a letter (the “Affiliate Letter”) identifying all Persons who are, on the Closing Date anticipated to be “Affiliates” of the Company for purposes of Rule 145 as promulgated under the Securities Act (“Rule 145”).  The Company shall use its reasonable best efforts to cause each Person who is identified as an “affiliate” in the Affiliate Letter to deliver to Parent, on or before the Closing a written agreement (an “Affiliate Agreement”) in connection with restrictions on Affiliates under Rule 145 in form mutually agreeable to the Company Shareholder and Parent.

5.5 Indemnifications by Company Shareholder. Subject to the provisions of this Article V, the Company Shareholder agrees to indemnify fully in respect of, hold harmless and defend Parent and  Acquisition Sub and their Affiliates, officers, directors and employees against any and all damages, liabilities, costs, claims, proceedings, investigations, penalties, judgments, deficiencies, losses, including taxes, expenses (including interest, penalties, and fees and disbursements of attorneys, accountants and experts) (“Loss” or “Losses”) incurred or suffered by any of them arising out of, attributable to, or relating to (i) any misrepresentation or breach of warranty on the part of the Company Shareholder and the Company under this Agreement, (ii) any nonfulfillment or failure to perform any covenant or agreement on the part of the Company Shareholder or the Company under this Agreement and, (iii) all Taxes of the Company for all taxable periods ending on or before the Closing Date (“Pre-Closing Period”) and with respect to any taxable period that begins on or before and that ends after the Closing Date (“Straddle Period”), for the portion of each such Straddle Period that ends on the Closing Date (as determined pursuant to Section 5.22), and (iv) all Taxes for which the Company may be liable under Section 1.1502-6 of the Treasury Regulations (and corresponding provisions of state, local or foreign law) as a result of being a member of any federal, state, local or foreign consolidated, unitary, combined or similar group for any taxable period ending on or before the Closing Date.

5.6 Indemnifications by Parent and Acquisition Sub.  Subject to the provisions of this Article V, Parent and Acquisition Sub agree to indemnify fully in respect of, hold harmless and defend the Company Shareholder and its Affiliates, officers, directors and employees against, (a) any and all Losses arising out of, attributable to, or relating to (i) any misrepresentation, or breach of warranty on the part of Parent or Acquisition Sub under this Agreement, or (ii) nonfulfillment or failure to perform any covenant or agreement on the part of Parent or Acquisition Sub under this Agreement, and (b) related and attributable to, or asserted against, the Company with respect to any event or condition occurring or arising after the Closing Date upon which the Losses are the based.

5.7  Set Off. Subject to Section 5.9, in the event that the Company Shareholder, Parent or Acquisition Sub (the “Debtor Party”) shall be indebted to the Company Shareholder, Parent, Acquisition Sub or any other Person (the “Creditor Party”) for any amounts pursuant to the terms of this Agreement, including without limitation the provisions of this Article V, or under any other agreement, then the Creditor Party or any of its Affiliates may give notice to the Debtor Party of such obligation.  If such notice has been given and the Debtor Party does not fully pay such obligation within 90 days of such notice, then the Creditor Party may retain and apply to the payment of that amount, sums otherwise owed by the Creditor Party or its Affiliates to the Debtor Party or its Affiliates under this Agreement or under any other agreement and in doing so such Creditor Party or its Affiliates shall have no liability to such Debtor Party for such retention and application, under this Agreement or any such other agreement and such retention and application shall not be a violation or breach of this Agreement.

5.8  Remedies.  The remedies provided in this Article V shall be the sole and exclusive remedies of Parent and Acquisition Sub and their Affiliates and officers, directors and employees against the Company Shareholder or the Company Shareholder against Parent and Acquisition Sub for any misrepresentation or breach of a warranty or covenant under this Agreement.

5.9  Limitation of Liability for Certain Misrepresentations or Breaches.

5.9.1 Company Shareholder Liability Limitation.  Except as provided in Section 5.9.3, the Company Shareholder shall not be liable under this Agreement for any misrepresentation or breach of warranty, or breach of any covenant to be performed at or prior to Closing, except to the extent that the aggregate amount of Losses for which the Company Shareholder would otherwise (but for this provision) be liable exceeds in the aggregate the sum of $50,000 and then only to the extent of such excess; provided, however, that in no event shall the Company Shareholder be liable for any such misrepresentation or such breach in excess of the sum of the Stock Purchase Price.  Provided, however, the provisions of this Section 5.9.1 shall not be applicable to any Losses occasioned by any misrepresentation or breach of any  warranty or breach of any covenant set forth in Article I and each of Sections 2.1 through 2.7, and each of Sections 2.12, 2.28, 5.5(iii), (iv), and (v) and 5.17.

5.9.2 Order of Recovery of Indemnification.   The amount of any such indemnification for any misrepresentation or breach of warranty or breach of covenant to which the indemnification limitation of Section 5.9.1 is applicable shall be recoverable against the Company Shareholder as follows:

(i) first, as a cancellation of the rights of the Company Shareholder to receive the payments and deliveries pursuant to Sections 1.2.2, 1.2.3 and 1.2.4, with respect to the Parent Common Stock, with the parent Common Stock valued at the Agreed Value on the date of such cancellation;

(ii) second, the return from the Company Shareholder to Parent of all previously delivered payments under Sections 1.2.2, 1.2.3, and 1.2.4, in the same proportion of Parent Common Stock and immediately available funds as such payments were made, with the Parent Common Stock having the Agreed Value on the date of such return; and

(iii) third, the Company Shareholder’s payment of the balance of the remaining Loss or Losses.

5.9.3 Parent and Acquisition Sub Liability Limitation.  Parent and Acquisition Sub shall not be liable under this Agreement for any misrepresentation or breach of warranty except to the extent that the aggregate amount of Losses for which it would otherwise (but for this provision) be liable exceeds in the aggregate the sum of $50,000 and then only to the extent of such excess; provided, however, in no event shall Parent and Acquisition Sub and their Affiliates, officers, directors and employees be liable for any such misrepresentation or breach for an aggregate amount in excess of $1,000,000.  Provided, however, the provisions of this Section 5.9.3 shall not be applicable to any Losses occasioned by any misrepresentation or breach of any  warranty or breach of any covenant set forth in Article I and each of Sections 3.1 through 3.7 and Section 5.6(iii).

5.10  Method of Asserting Claims, Etc.   The Person claiming indemnification under Section 5.5 or 5.6 of this Agreement hereinafter referred to as the “Indemnified Party” and the Person against whom such claims are asserted under this Agreement is referred to as the “Indemnifying Party.”  All claims for indemnification by any Indemnified Party under this Article V shall be asserted and conducted as follows:

5.10.1  Notification; Defense.  In the event that any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party under this Agreement is asserted against or sought to be collected from such Indemnified Party by a third party, said Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such claim or demand, specifying the nature of and specific basis for such claim or demand and the amount or the estimated amount of such claim or demand to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand (the “Claim Notice”).  The Indemnified Party’s failure to so notify the Indemnifying Party in accordance with the provisions of this Agreement shall not relieve the Indemnifying Party of liability under this Agreement unless such failure materially prejudices the Indemnifying Party’s ability to defend against the claim or demand.  The Indemnifying Party shall have 30 days from the giving of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand and (ii) whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such claim or demand; provided, however, that any Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that Indemnified Party deems necessary or appropriate to protect its interests or those of the Indemnifying Party and not prejudicial to the Indemnifying Party.  In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party desires to defend the Indemnified Party against such claim or demand and except as hereinafter provided, the Indemnifying Party shall have the right to defend by all appropriate proceedings, which proceedings shall be promptly settled or prosecuted by the Indemnifying Party to a final conclusion.  In the event the Indemnified Party desires to participate in, but not control, any such defense or settlement by the Indemnifying Party, the Indemnified Party may do so at its sole cost and expense.  If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any claim or demand that the Indemnifying Party elects to contest, or, if appropriate and related to the claim in question, in making any counterclaim against the Person asserting the third party claim or demand, or any cross-complaint against any Person.  No claim for which indemnity is sought hereunder may be settled without the consent of the Indemnifying Party, which consent may not be unreasonably withheld.

5.10.2  Counterclaim Notification.  In the event any Indemnified Party shall have a claim against any Indemnifying Party under this Agreement that does not involve a claim or demand being asserted against or sought to be collected from such Indemnified Party by a Person, the Indemnified Party shall give a Claim Notice with respect to such claim to the Indemnifying Party.

5.10.3  Access to Books and Records.  To the extent that Parent or Acquisition Sub may claim indemnity against the Company Shareholder under this Agreement, Parent agrees to give the Company Shareholder access to the books, records and employees of the Company in connection with the matters for which indemnification is sought under this Agreement, to the extent the Company Shareholder reasonably deems necessary in connection with its rights and obligations under this Agreement.  To the extent that the Company Shareholder may claim indemnity against Parent hereunder, Parent and Acquisition Sub agrees to give the Company Shareholder access to the books, records and employees of the Company in connection with the matters for which indemnification is sought under this Agreement, to the extent the Company Shareholder reasonably deems necessary in connection with the Company Shareholder’s rights and obligations under this Agreement.

5.11  Notification of Certain Matters.  The Company Shareholder and the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company Shareholder and the Company, of

(i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would  be likely to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate or

(ii) any failure of the Company Shareholder, the Company, Parent or Acquisition Sub, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement;

provided, however, that the delivery of any notice pursuant to this Section 5.11 shall not limit or otherwise affect the remedies available to the Party receiving such notice; and provided further, that failure to give such notice shall not be treated as a breach of covenant for the purposes of Section 6.2.2 or 6.3.2 unless the failure to give such notice results in material prejudice to the other Party.

5.12  Further Action.  Upon the terms and subject to the conditions hereof, each of the Parties shall use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the Stock Purchase and Sale and other transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement.  The foregoing covenant shall not include any obligation by Parent to agree to divest, abandon, license or take similar action with respect to any assets (tangible or intangible) of Parent or the Company.

5.13  Public Announcements.  Parent and the Company Shareholder shall consult with each other before issuing any press release with respect to the Stock Purchase and Sale or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other Party, which shall not be unreasonably withheld; provided, however, that a Party may, without the prior consent of the other Party, issue such press release or make such public statement as may upon the advice of counsel be required by law if it has used all reasonable efforts to consult with the other Party.

5.14  Conveyance Taxes.  Parent, Acquisition Sub and the Company Shareholder shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes (other than income taxes) that become payable in connection with the Stock Purchase and Sale and other transactions contemplated by this Agreement that are required or permitted to be filed on or before the Closing and the Company Shareholder shall be responsible for the payment of all such taxes and fees.

5.15  No Solicitation.  Upon execution of this Agreement, Parent, the Company and the Company Shareholders do not have, or shall immediately terminate, any discussions with any third party concerning an Alternative Acquisition (as defined below).  From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Parent, Acquisition Sub, the Company and the Company Shareholder shall not, and shall not permit any of its officers, directors, employees, Affiliates, investment bankers or other agent or other representative to, directly or indirectly, other than in connection with the performance and consummation of the Stock Purchase and Sale Agreement and the other transactions contemplated in this Agreement,

(i) solicit, engage in discussions or negotiate with any Person (whether such discussions or negotiations are initiated by Parent or the Company, such other Person or otherwise) or take any other action intended or designed to facilitate the efforts of any Person relating to the possible acquisition of the Company or Parent (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its capital stock or assets (with any such efforts by any such Person, including a firm proposal to make such an acquisition, being referred to as an “Alternative Acquisition”),

(ii) provide information with respect to Parent or the Company to any Person relating to a possible Alternative Acquisition by any Person,

(iii) enter into an agreement with any Person providing for a possible Alternative Acquisition, or

(iv) make or authorize any statement, recommendation or solicitation in support of any possible Alternative Acquisition by any Person.

5.16  Designation of Parent Common Stock.  Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued pursuant to this Agreement to be designated, upon official notice of issuance, on Nasdaq SmallCap Market prior to the Closing.

5.17  Non-Competition.

5.17.1 Engaging in Competitive Activities and Solicitations.  In order to induce Parent and Acquisition Sub to enter into this Agreement, the Company Shareholder covenants and agrees that from the Closing until June 1, 2009, it shall not, and shall not permit any of its Affiliates, officers, directors and employees,

(i) to engage in any business similar to, or in any way competitive with, that carried on by the Company as constituted on the date of this Agreement within any county in any state in which the Company is engaged in any such similar or competitive business (“Competitive Business”)  (except pursuant to agreement with Parent),

(ii) to acquire any legal or beneficial interest in, or otherwise participate in the ownership of any Person that is or becomes engaged in a Competitive Business, except ownership of less than one percent (1%) of a publicly traded Person shall be permissible,

(iii) directly or indirectly solicit, canvass or otherwise contact or accept any business or transaction from any present or former clients and customers of the Company, or take any action that shall cause the termination or curtailment of the business relationship between the Company (and/or its successor or successors) and any of its present or former clients and customers relating to a Competitive Business,

(iv) directly or indirectly, without the prior written consent of Parent, to solicit, entice, raid, persuade or induce any individual who at of the date of this Agreement is, or at any time during such period shall be, an employee of Parent or any of the Parent Subsidiaries or the Company, or its successors, to terminate or refrain from renewing or extending his or her employment with Parent, any of the Parent Subsidiaries, or the Company, or its successors, except this clause shall not apply to any such employee whose employment shall have been terminated by Parent, any of the Parent Subsidiaries or the Company (other than a termination followed by employment by any of Parent, the Parent Subsidiaries or the Company).

These covenants and agreements are included in this Agreement to protect the value of the business of Company being acquired by Parent and Acquisition Sub pursuant to this Agreement and to assure that Parent and Acquisition Sub shall have the full benefit of the value of the Company.

5.17.2 Judicially Imposed Limitations.  If any part of the restrictions as to time, geographical area, or scope of activity set forth in Section 5.17.1 shall, for any reason whatsoever, be found by a court of competent jurisdiction to be unreasonable or impose a greater restraint than is necessary to protect the goodwill or other business interest acquired by Parent and Acquisition Sub pursuant to this Agreement, such court shall reform the covenant and agreement set forth in Section 5.17.1 to cause the restrictions to be reasonable and to impose restrictions that are no greater than necessary to protect the goodwill or other business interest of Parent and Acquisition Sub acquired pursuant to this Agreement and enforce the covenant and agreement as reformed, except the court may not award Parent and Acquisition Sub damages for a breach of the covenant and agreement before its reformation and the relief granted to Parent and Acquisition Sub shall be limited to injunctive relief.

5.17.3 Extension of Restrictive Period.  If the Company Shareholder shall be in violation of the aforementioned restrictive covenant in this Section 5.17.1, then in addition to the other remedies available to Parent and Acquisition Sub, the time limitation of Section 5.17.1 shall be extended for a period of time equal to the period of time during which such violation occurred.

5.17.4 No Allocation of Stock Purchase Price. The Company Shareholder, Parent and Acquisition Sub agree that no portion of the Stock Purchase Price shall be allocable to the restrictive covenants and agreements as set forth in this Section 5.17.

5.17.5 Waiver of Restrictions.  The terms and provisions of this Section 5.17 are for the benefit of Parent and Acquisition Sub and may be waived in whole or in part by Parent and Acquisition Sub.

5.17.6 Injunctive Relief.  The Company Shareholder acknowledges that Parent, Acquisition Sub and the Company and their Affiliates would be irreparable damaged and that money damages and any other remedy available at law would be inadequate to redress or remedy any loss in the event that the provisions of this Section 5.17 were not fully performed in accordance with its specific terms or are otherwise breached, and the Company Shareholder, therefore, agrees that Parent, Acquisition Sub, the Company and its or their assigns, in addition to recovering any claim for damages or obtaining any other remedy available at law, also may enforce the terms of this Section 5.17 by injunction or specific performance and may obtain may other appropriate remedy available in equity, and that the Company Shareholder hereby waives its right to assert and hereby agrees that it will not assert in defense against such equitable claims that an adequate legal remedy is or may be available.

5.18 Additional Financial Documents

5.18.1 Preparation of Balance Sheet for Working Capital Adjustment.  As soon as reasonably practicable and in any event within 60 days following Closing, the Company Shareholder shall  prepare and deliver to the Parent a consolidated balance sheet of AHI, ACNI, AAI and AHA (the “Final Balance Sheet”) through the Closing Date.  The Final Balance Sheet shall be audited by KPMG and shall be prepared in accordance with GAAP consistent with past practices.  Parent shall, and Parent shall cause Acquisition Sub and the Company to, make available to the Company Shareholder all information in the possession of Parent, Acquisition Sub and the Company reasonably required for the Company Shareholder to complete the Final Balance Sheet.  Parent shall pay for the reasonable fees of KPMG in conducting the audit of the Final Balance Sheet.

5.19 Quarterly Statements of Income.

5.19.1 Preparation and Acceptance of Quarterly Statements of Income.  As soon as reasonably practicable and in any event within 30 days following the end of each of the First  Accounting Period through the Twelfth Accounting Period, if applicable, Parent and Acquisition Sub shall cause the Company to prepare and deliver with each installment payment and delivery pursuant to Sections 1.2.2, 1.2.3 and 1.2.4 to the Company Shareholder a consolidated statement of income prepared in accordance with GAAP consistent with past practices for each of the First Accounting Period, Second Accounting Period, Third Accounting Period, Fourth  Accounting Period, Fifth Accounting Period, Sixth Accounting Period, Seventh Accounting Period, Eighth Accounting Period, Ninth Accounting Period, Tenth Accounting Period, Eleventh Accounting Period and Twelfth Accounting Period (each such statement of income referred to as the “Quarterly Combined Income Statement”).  Parent and Acquisition Sub shall cause the Company to, make available to the Company Shareholder all information in the possession of Parent, Acquisition Sub and the Company reasonably required for the Company Shareholder to verify the accuracy of the Quarterly Combined Income Statement.  In the event the Company Shareholder disagrees with the accuracy of a Quarterly Combined Income Statement, within 30 days following receipt of such Quarterly Combined Income Statement, the Company Shareholder must notify Parent that the Company Shareholder does not accept the accuracy of the Quarterly Combined Income Statement; provided, however, that in the event the Company Shareholder fails to notify Parent within such 30-day period, the Company Shareholder shall be deemed to have agreed with Parent that the Quarterly Combined Income Statement is accurate for purposes of determining the installment payments and deliveries required pursuant to Section 1.2.2, 1.2.3 and 1.2.4.  If the Company Shareholder timely notifies Parent that the Company Shareholder’s disagrees with the accuracy of the Quarterly Combined Income

Statement, either Parent or the Company Shareholders may cause the matter to be referred to BDO Seidman, LLP (or such other firm of independent public accountants as Parent and the Company Shareholder may designate), the costs of which shall be borne equally by Parent and the Company Shareholder.  Such accountants shall examine the books and records of the Company and prepare a statement of income for the period covered by such Quarterly Combined Income Statement (the “Accountant’s Statement of Income”) in accordance with GAAP consistent with past practices and deliver such to the Company Shareholder and Parent within 60 days following the date such matter is referred to such accountants.  The Quarterly Combined Income Statement agreed to by the Company Shareholder and Parent or, if there is no agreement regarding the accuracy of such Quarterly Combined Income Statement, the Accountant’s Statement of Income prepared by the accountants pursuant to this Section 5.19 shall be utilized to determine the installment payments and deliveries required pursuant to Sections 1.2.2, 1.2.3 and 1.2.4and shall be referred to as the “Final Quarterly Combined Income Statement.”

5.19.2 Corrective Adjustments in Quarterly Installment Payments and Deliveries.  In the event that the Quarterly Combined Income Statement for any one of the First Accounting Period, Second Accounting Period, Third Accounting Period, Fourth Accounting Period Fifth Accounting Period, Sixth Accounting Period, Seventh Accounting Period, Eighth Accounting Period, Ninth Accounting Period, Tenth Accounting Period, Eleventh Accounting Period and Twelfth Accounting Period shall be determined to be inaccurate,

(i) if the Final Quarterly Combined Income Statement results in Parent and Acquisition Sub being required to made additional payment and delivery of Common Stock shares to the Company Shareholder pursuant to Section 1.2.2, 1.2.3 or 1.2.4, Parent and Acquisition Sub shall make such additional payment and delivery to the Company Shareholder as soon as reasonably practicable or

(ii) if the Final Quarterly Combined Income Statement results in the Company Shareholder having been paid in immediately available funds and delivered more Common Stock shares than the Company Shareholder was entitled to receive pursuant to Section 1.2.2, 1.2.3 or 1.2.4, the Company Shareholder refund and return to Parent the excess amount paid in immediately available funds and the excess number of Common Stock shares received by the Company Shareholder.

5.20 Additional Post-Closing Performances of Parent and Acquisition Sub.  After Closing, Parent and Acquisition Sub shall

(i) make the quarterly installment payments and delivers of the Stock Purchase Price pursuant to and in accordance Sections 1.2.2, 1.2.3 and 1.2.4,

(ii) pay, in accordance with Section 7.3, any and all costs and expenses of litigation as a non-prevailing party, and

(iii) if not paid at Closing, pay any and all commissions, fees and other compensation payable to any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of Parent or any of the Parent Subsidiaries with respect to the transactions contemplated in this Agreement, or any other possible transaction involving the sale, transfer, assignment, conveyance or other disposition of the capital stock and/or assets of the Company, or any merger, consolidation, or any other acquisition transactions.

Furthermore, Parent guarantees the full and punctual performance by Acquisition Sub of all the obligations under this Agreement of Acquisition Sub or any of the assignees of Parent or Acquisition Sub, other than the Company Shareholder and the Company pursuant to this Agreement.

5.21 Additional Post-Closing Performances of the Company Shareholder.  After Closing, if not paid at Closing, the Company Shareholder shall pay

(i) any and all of its and the Company costs and expenses incurred in connection with this Agreement and the transactions contemplated in this Agreement, including without limitation fees and expenses of counsel, irrespective of when incurred, and

(ii) in accordance with Section 7.3, any and all costs and expenses of litigation as a non-prevailing party.

Furthermore, the Company Shareholder guarantees the full and punctual performance by the Company of all the obligations under this Agreement that are to be performed on or before Closing of the Company or any of the assignees of the Company Shareholder or the Company, other than Parent and Acquisition Sub pursuant to this Agreement.

5.22 Preparation and Filing of Tax Returns.

(i) Company Shareholder shall prepare and timely file (or cause to be prepared and timely filed) all Tax Returns required to be filed by the Company for all Pre-Closing Periods (such Tax Returns, the “Pre –Closing Period Tax Returns”).  All such Pre-Closing Period Tax Returns shall be prepared at the expense of Company Shareholder and filed in a manner that is consistent with the prior practice of the Company, except as required by applicable law.  Company Shareholder shall pay or cause to be paid all Taxes due and payable in respect of all Pre-Closing Period Tax Returns.

(ii) Parent shall prepare and timely file or cause the Company to prepare and timely file all Tax Returns required to be filed by the Company for all Straddle Periods (such Tax Returns, the “Straddle Period Tax Returns”).  Company Shareholder shall pay to Buyer in immediately available funds the amount of all Taxes due and payable in respect of such Tax Returns to the extent such Taxes are apportioned to the Pre-Closing Period as provided below.

For purposes of this Section 5.22, in order to apportion appropriately any Taxes relating to a Straddle Period, the Parties shall, to the extent permitted under applicable law, elect with the relevant Tax authority to treat for all Tax purposes the Closing Date as the last day of the taxable year or period of, or with respect to, the Company.  In any case where applicable law does not permit the Company to treat the Closing Date as the last day of the taxable year or period, the portion of any Taxes that are allocable to the portion of the Straddle Period ending on the Closing Date shall be:

(a) in the case of Taxes that are imposed on a periodic basis, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis (such as real property taxes), the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and

(b) in the case of Taxes not described in clause (a) (such as Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), deemed equal to the amount that would be payable if the taxable year or period ended on the Closing Date.

5.23  Accounting and Tax Records.  Company Shareholder shall provide Parent with all Tax Returns (and other information relating to Taxes, including all Tax work papers and files) of the Company.

5.24 Tax Cooperation.

Company Shareholder and Parent agree to furnish or cause to be furnished to each other, upon request, as promptly as practical, such information (including access to books and records) and assistance relating to the Company as is reasonably requested for the filing of any Tax Returns, for the preparation of any audit and for the prosecution or defense of any claim relating to the Taxes of the Company.  Any information obtained under this Section shall be kept confidential except (i) as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding or (ii) with the consent of Company Shareholder or Parent, as the case may be.

ARTICLE VI

CONDITIONS TO THE CLOSING

6.1  Conditions to Obligation of Each Party to Effect the Stock Purchase and Sale.  The respective obligations of each Party to consummate the Stock Purchase and Sale and the other transactions contemplated in this Agreement shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

6.1.1  Governmental Actions.  There shall not have been instituted, pending or threatened any action or proceeding (or any investigation or other inquiry that might result in such an action or proceeding) by any governmental authority or administrative agency before any governmental authority, administrative agency or court of competent jurisdiction, domestic or foreign, nor shall there be in effect any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction, or any other legal restraint

(i) preventing or seeking to prevent consummation of the Stock Purchase and Sale and the other transactions contemplated in this Agreement,

(ii) prohibiting or seeking to prohibit or limiting or seeking to limit Parent from exercising all material rights and privileges pertaining to its ownership of the Company or the ownership or operation by Parent or any of the Parent Subsidiaries or all or a material portion of the business or assets of Parent or any of the Parent Subsidiaries, or

(iii) compelling or seeking to compel Parent or any of the Parent Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Parent or any of  the Parent Subsidiaries, as a result of the Stock Purchase and Sale or the transactions contemplated by this Agreement.

6.1.2  Illegality.  No statute, rule, regulation or order shall be enacted, entered, enforced or deemed applicable to the Stock Purchase and Sale and the other transactions contemplated in this

Agreement that makes the consummation of the Stock Purchase and Sale or other such transactions illegal.

6.1.3 Designation.  The shares of Parent Common Stock issuable pursuant to this Agreement shall have been designated on the Nasdaq SmallCap Market upon official notice of issuance.

6.2  Additional Conditions to Obligations of Parent and Acquisition Sub.  The obligations of Parent and Acquisition Sub to consummate the Stock Purchase and Sale and the other transactions contemplated in this Agreement are also subject to the following conditions:

6.2.1 Representations and Warranties.  The representations and warranties of the Company and the Company Shareholder contained in this Agreement and in the Company Disclosure Schedule shall be true and correct in all respects on and as of the Closing with the same force and effect as if made on and as of the Closing, except for

(i) changes contemplated by this Agreement,

(ii) those representations and warranties that address matters only as of a particular date (that shall have been true and correct as of such date, subject to clause (iii)), or

(iii) where the failure to be true and correct would not reasonably be expected to have a Material Adverse Effect, and Parent and Acquisition Sub shall have received a certificate dated as of the Closing to such effect signed by the respective Chief Executive Officers of the Company and the Company Shareholder.

6.2.3 Agreements and Covenants.  The Company and the Company Shareholder shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by the Company and the Company Shareholder on or prior to the Closing, and Parent and Acquisition Sub shall have received a certificate dated as of the Closing to such effect signed by the respective Chief Executive Officers of the Company and the Company Shareholder.

6.2.3 Consents Obtained.  All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company or the Company Shareholder for the authorization, execution and delivery of this Agreement, the consummation by them of the Stock Purchase and Sale and other transactions contemplated by this Agreement and the continuation in full force and effect of any and all material rights, documents, agreements or instruments of the Company and the Company Shareholder shall have been obtained and made by the Company and the Company Shareholder, except where the failure to receive such consents, waivers, approvals, authorizations or orders would not reasonably be expected to have a Material Adverse Effect on the Parent and of the Parent Subsidiaries.

6.2.4 Interim Results of Operations.  The Company’s results of operations for the period commencing on January 1, 2004 and ending on the Closing Date shall be substantially the results of operations as projected by the Company and the Company Shareholder for such period as reflected in Company projections furnished to Parent, and the Company and the Company Shareholder know of no reason that the Company will not substantially achieve or exceed the projected results of operations for the year ending December 31, 2004.

6.2.5 Employment Agreement.  Parent, the Surviving Corporation and the Company shall have entered into the Employment Agreement attached as Exhibit C.

6.2.6  Escrow Agreement.  Parent, the Company Shareholder and JPMorgan Chase Bank shall execute the Escrow Agreement attached hereto as Exhibit H and the certificate or certificates evidencing the Common Stock shares issued to the Company Shareholder pursuant to Section 1.2.1 shall have accompanied delivery of the Escrow Agreement to JPMorgan Chase Bank.

6.3 Additional Conditions to Obligations of the Company and the Company Shareholder.  The obligations of the Company and the Company Shareholder to consummate the Stock Purchase and Sale and the other transactions contemplated in this Agreement are also subject to the following conditions:

6.3.1 Representations and Warranties.  The representations and warranties of Parent and Acquisition Sub contained in this Agreement and the Parent Disclosure Schedule shall be true and correct in all respects on and as of the Closing with the same force and effect as if made on and as of the Closing, except for

(i) changes contemplated by this Agreement,

(ii) those representations and warranties that address matters only as of a particular date (that shall have been true and correct as of such date, subject to clause (iii)), or

(iii) where the failure to be true and correct could not reasonably be expected to have a Material Adverse Effect, and the Company and the Company Shareholder shall have received a certificate dated as of the Closing to such effect signed by the Chief Executive Officer of Parent.

6.3.2 Agreements and Covenants.  Parent and Acquisition Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing, and the Company and the Company Shareholder shall have received a certificate dated as of the Closing to such effect signed by the Chief Executive Officer of Parent.

6.3.3 Consents Obtained.  All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Parent or Acquisition Sub for the authorization, execution and delivery of this Agreement, the consummation by them of the Stock Purchase and Sale and other transactions contemplated by this Agreement and the continuation in full force and effect of any and all material rights, documents, agreements or instruments of Parent and Acquisition Sub shall have been obtained and made by Parent and Acquisition Sub, except where the failure to receive such consents, waivers, approvals, authorizations or orders could not reasonably be expected to have a Material Adverse Effect on Parent.

6.3.4 Employment Agreement.  Frank B. Apodaca shall have entered into the Employment Agreement attached as Exhibit C.

6.3.5 Management Services Agreement.  Parent, Acquisition Sub and the Company shall have executed the Management Services Agreement attached as Exhibit E.

6.3.6  Escrow Agreement.  Parent, the Company Shareholder and JPMorgan Chase Bank shall execute the Escrow Agreement attached hereto as Exhibit F and the certificate or certificates evidencing the Common Stock shares issued to the Company Shareholder pursuant to Section 1.2.1 shall have accompanied delivery of the Escrow Agreement to JPMorgan Chase Bank.

ARTICLE VII

TERMINATION

7.1  Termination.  This Agreement may be terminated at any time prior to the Closing as follows:

(i)  by mutual written consent duly authorized by the Boards of Directors of Parent and the Company Shareholder; or

(ii)  by either Parent or the Company Shareholder if the Stock Purchase and Sale shall not have been consummated by June 30, 2004 (provided that the right to terminate this Agreement under this subparagraph (ii) of this Section 7.1 shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Stock Purchase and Sale to be consummated on or before such date); or

(iii)  by either Parent or the Company Shareholder if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a non-appealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting consummation of the Stock Purchase and Sale (provided that the right to terminate this Agreement under this subparagraph (iii) of this Section 7.1 shall not be available to any Party who has not complied with its obligations under Section 5.3 and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action); or

(iv)  by Parent or the Company if any representation or warranty of the Company or the Company Shareholder, on the one hand, or Parent and Acquisition Sub, on the other hand, as appropriate, set forth in this Agreement shall be untrue when made, such that the conditions set forth in Sections 6.2.1 or 6.3.1, as the case may be, would not be satisfied (a “Terminating Misrepresentation”); provided, however, that, if such Terminating Misrepresentation is curable by the Company Shareholder or Parent, as the case may be, through the exercise of its commercially reasonable efforts and for so long as the Company Shareholder or Parent, as the case may be, continues to exercise such reasonable efforts, neither Parent nor the Company Shareholder, respectively, may terminate this Agreement under this subparagraph (iv) of this Section 7.1; or

(v)  by Parent if any representation or warranty of the Company or the Company Shareholder shall have become untrue such that the condition set forth in Section 6.2.1 would not be satisfied (a “Company Terminating Change”), or by the Company or the Company Shareholder if any representation or warranty of Parent or Acquisition Sub shall have become untrue such that the condition set forth in Section 6.3.1 would not be satisfied (a “Parent Terminating Change” and together with a Company Terminating Change, a “Terminating Change”), in either case other than by reason of a Terminating Breach (as hereinafter defined); provided, however, that if any such Terminating Change is curable by the Company Shareholder or Parent, as the case may be, through the exercise of its commercially reasonable efforts, and for so long as the Company Shareholder or Parent, as the case may be, continues to exercise such commercially reasonable efforts, neither Parent nor the Company Shareholder, respectively, may terminate this Agreement under this subparagraph (v) of this Section 7.1; or

(vi)  by Parent or the Company upon a breach of any covenant or agreement on the part of the Company or the Company Shareholder, on the one hand, or Parent or Acquisition Sub, on the other hand, respectively, set forth in this Agreement, such that the conditions set forth in Sections 6.2.1 or 6.3.1, as the case may be, would not be satisfied (a “Terminating Breach”); provided, however, that, if such Terminating Breach is curable by the Company Shareholder or Parent, as the case may be, through the exercise of its commercially reasonable efforts and for so long as the Company Shareholder or Parent, as the case may be, continues to exercise such commercially reasonable efforts, neither Parent nor the Company Shareholder, respectively, may terminate this Agreement under this subparagraph (vi) of this Section 7.1.

7.2  Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any Party or of any of its Affiliates, directors, officers or stockholders, except as set forth in Section 7.3 and Section 8.1.  Except as provided in Section 7.3, nothing in this Agreement shall relieve any Party from liability for any breach of this Agreement.

7.3  Fees and Expenses.

7.3.1 Each Party to Bear Own Expenses.  Except as otherwise provided in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement through the earlier of the Closing or termination of this Agreement shall be paid by the Party incurring such expenses, whether or not the Stock Purchase and Sale is consummated, including without limitation the costs and expenses attributable to the preparation of audited and unaudited financial statements of Parent on the one hand and the Company on the other hand.

7.3.2 Litigation Expenses. Upon termination of this Agreement by either Parent or the Company Shareholder, the respective Parties may seek any and all remedies available to them under applicable law.  In the event any Party shall be required to employ an attorney or attorneys to institute a legal proceeding against the other Party or Parties for the purpose of enforcing any of the provisions of this Agreement or protecting its interest in any matter arising under this Agreement, the non-prevailing party in any such action pursued in courts of competent jurisdiction (the finality of which is not legally contestable) shall pay to the “prevailing party” all reasonable costs, damages and expenses, including attorneys’ fees, expended or incurred in connection with such proceeding. The standard to be applied in determining a Party is a  prevailing party for purposes of this Section 7.3.2 shall be the same standard as applied by the courts in determining who is a prevailing party for purposes of [Rule 54(d)] of the Federal Rules of Civil Procedure.

ARTICLE VIII

GENERAL PROVISIONS

8.1  Effectiveness of Representations, Warranties and Agreements.  Each representation, warranty, covenant or agreement given or made by the Company Shareholder or the Company or Parent or Acquisition Sub under this Agreement (including the Company Disclosure Schedule and the Parent Disclosure Schedule) shall survive the Closing or termination of this Agreement pursuant to Section 7.1, regardless of any investigation made by or on behalf of any other Party, any Person controlling any such Party or any of its officers, directors or representatives, whether prior to or after the execution of this Agreement.  Provided, however, the rights of the Parties to initiate any legal proceeding for breach of any such representation, warranty, covenant or agreement shall survive only until the close of business on December 31, 2008.  Notwithstanding the foregoing, the rights to initiate any action for breach of

(i) each representation or warranty given or made by the Company Shareholder and the Company under Section 2.12 (Tax Matters).

(ii) any provision of Articles I and V or

(iii) any provision in any document delivered at the Closing other than this Agreement shall survive for the period of the applicable statute of limitations (including any extensions thereof).

8.2  Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the facsimile numbers specified below (or at such other address, facsimile or telephone number or other Person’s attention for a party as shall be specified by like notice):

(a)	If to Parent or Acquisition Sub:
Precis, Inc.
2040 North Highway 360
Grand Prairie, Texas 75050
Facsimile No.: (972) 343-2070
Telephone No.: (972) 522-2000
Attention: Judith H. Henkels, Chief Executive Officer

With a copy to:
Eliseo Ruiz, III, General Counsel
Precis, Inc.
2040 North Highway 360
Grand Prairie, Texas 75050
Facsimile No.: (972) 343-2070
Telephone No.: (972) 343-6500

(b)	If to the Company Shareholder:
National Center for the Employment of the Disabled, Inc.
12100 Esther Lama Drive
El Paso, Texas 79936
Facsimile No.: (915) 833-1145
Telephone No.: (915) 858-7277
Attention: Robert E. Jones, Chairman and Chief Executive Officer

With a copy to:
Jack Chapman
Kemp Smith, LLP
221 N. Kansas, Suite 1700
El Paso, Texas 79901
Facsimile No.: (915) 546-5360
Telephone No.: (915) 533-4424

8.3  Certain Definitions.  For purposes of this Agreement, other than Sections 2.14 and 3.14, the term:

(i)                                     “Affiliates” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person;

(ii)                                  “Business Day” means any day other than a day on which banks in Texas are required or authorized to be closed;

(iii)                               “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

(iv) “Encumbrance” means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, whether such interest shall be based on the common law, statute, or contract, whether such interest shall be recorded or perfected, and whether such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also including reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting real or personal, tangible or intangible, property.

(v)                                 “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

(vi)                              “Subsidiary” or “Subsidiaries” of the Company, the Company Shareholder, Parent or any other Person means any corporation, partnership, limited liability company, or other legal entity of which the Company, the Company Shareholder, Parent or such other Person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 10% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

8.4  Amendment.  This Agreement may be amended by the Company Shareholder and the Company’s Board of Directors and the Board of Directors of Parent and Acquisition Sub at any time prior to the Closing.   This Agreement may not be amended except by an instrument in writing signed by the Parties.

8.5  Waiver.  At any time prior to the Closing, any Party may with respect to any other Party

(i) extend the time for the performance of any of the obligations or other acts,

(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or

(iii) waive compliance with any of the agreements or conditions contained in this Agreement.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.  For purposes of this Agreement, time shall be of the essence.

8.6  Headings; Construction.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  In this Agreement

(i) words denoting the singular include the plural and vice versa,

(ii) “it” or “its” or words denoting any gender include all genders,

(iii) the word “including” shall mean “including without limitation,” whether or not expressed,

(iv) any reference to a statute shall mean the statute and any regulations thereunder in force as of the date of this Agreement or the Closing, as applicable, unless otherwise expressly provided,

(v) any reference in this Agreement to a subparagraph, a subsection, a Section, an Article, a Schedule or an Exhibit refers to a subparagraph, a subsection, a Section or an Article of or a Schedule or an Exhibit to this Agreement, unless otherwise specifically stated,

(vi) when calculating the period of time within or following which any act is to be done or steps taken, the date that is the reference day in calculating such period shall be excluded and if the last day of such period is not a Business Day, then the period shall end on the next day that is a Business Day and

(vii) any reference to a Party’s “best efforts” or “reasonable efforts” shall not include any obligation of such Party to pay, or guarantee the payment of, money or other consideration to any third party or to agree to the imposition on such Party or its Affiliates of any condition reasonably considered by such Party to be materially burdensome to such Party or its Affiliates.

8.7  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Except as otherwise specifically provided in this Agreement, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent reasonably possible.

8.8  Entire Agreement.  This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except as otherwise expressly provided herein.

8.9  Assignment; Acquisition Sub.  This Agreement shall not be assigned by operation of law or otherwise, except that all or any of the rights of Acquisition Sub hereunder may be assigned to any direct, wholly-owned Subsidiary of Parent provided that no such assignment shall relieve the assigning party of its obligations under this Agreement.

8.10  Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, by way of subrogation, other than Section 5.5 or 5.6 (that is intended to be for the benefit of the Indemnified Parties and may be enforced by such Indemnified Parties).

8.11 Failure or Indulgence Not Waiver; Remedies Cumulative.  No failure or delay on the part of any Party in the exercise of any right under this Agreement shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement contained in this Agreement, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

8.12  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Texas applicable to contracts executed and fully performed within the State of Texas.

8.13  Counterparts.  This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

8.14  WAIVER OF JURY TRIAL.  THE COMPANY SHAREHOLDER, PARENT, ACQUISITION SUB, AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

8.15  Jurisdiction; Service of Process.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the Parties in the courts of the State of Texas, County of El Paso or County of Dallas, the United States District Court for the Western  District of Texas or the United States District Court for the Northern District of Texas, and each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

IN WITNESS WHEREOF, Parent, Acquisition Sub, the Company and the Company Shareholder have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

“Parent”	PRECIS, INC.

	By	/s/	Judith H. Henkels
Judith H. Henkels, Chief Executive Officer

“Acquisition Sub”	PRECIS-ACCESS ACQUISITION, INC.

	By	/s/	Judith H. Henkels
Judith H. Henkels, Chief Executive Officer

“Company”
“AAI”	ACCESS ADMINISTRATORS, INC.

	By	/s/	Frank B. Apodaca
Frank B. Apodaca, President

“AHA”	ACCESS HEALTHSOURCE
ADMINISTRATORS, INC.

	By	/s/	Frank B. Apodaca
Frank B. Apodaca, President

“ACNI”	ADVANTAGE CARE NETWORK, INC.

	By	/s/	Frank B. Apodaca
Frank B. Apodaca, President

“AHI”	ACCESS HEALTHSOURCE, INC.

	By	/s/	Robert E. Jones
Robert E. Jones, Chief Executive Officer

“NCED” or “Company Shareholder”	NATIONAL CENTER FOR
EMPLOYMENT OF THE DISABLED

	By	/s/	Robert E. Jones
Robert E. Jones, Chief Executive Officer

The following schedules and exhibits are not included in this filing.

The exhibits will be provided by Precis, Inc. upon request.

SCHEDULES

Company Disclosure Schedule

Parent Disclosure Schedule

EXHIBITS

Exhibit A –  Assumption Agreement

Exhibit B –  Registration Rights Agreement

Exhibit C –  Employment Agreement

Exhibit D-1 –  Stock Option Agreement

Exhibit D-2 –  Stock Option Agreement

Exhibit E –  Management Services Agreement

Exhibit F –  Stock Pledge and Security Agreement

Exhibit G – Escrow Agreement